EXHIBIT 10.2

EXECUTION COPY

RECEIVABLES FINANCING AGREEMENT

Dated as of December 5, 2014

by and among

QUINTILES FUNDING LLC,

as Borrower,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Lenders,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

and

QUINTILES, INC.,

as initial Servicer

-i-

(continued)

-ii-

(continued)

-iii-

EXHIBITS

EXHIBIT A	–	Form of Revolving Loan Request
EXHIBIT B	–	Form of Assignment and Acceptance Agreement
EXHIBIT C	–	Form of Assumption Agreement
EXHIBIT D	–	[Reserved]
EXHIBIT E	–	Credit and Collection Policy
EXHIBIT F	–	Form of Information Package
EXHIBIT G	–	Form of Compliance Certificate
EXHIBIT H	–	Closing Memorandum
EXHIBIT I	–	Form of Bi-Weekly Report
EXHIBIT J	–	Form of Term Loan Repayment Notice

SCHEDULES

SCHEDULE I	–	Commitments
SCHEDULE II	–	Lock-Boxes, Lock-Box Accounts and Lock-Box Banks
SCHEDULE III	–	Notice Addresses
SCHEDULE IV	–	Term Loan Account
SCHEDULE V	–	Chattel Paper Location
SCHEDULE VI	–	Eligible Foreign Currency

-iv-

This RECEIVABLES FINANCING AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of December 5, 2014, by and among the following parties:

(i) QUINTILES FUNDING LLC, a North Carolina limited liability company, as Borrower (together with its successors and assigns, the “Borrower”);

(ii) the Persons from time to time party hereto as Lenders;

(iii) PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent; and

(iv) QUINTILES, INC., a North Carolina corporation, in its individual capacity (“QINC”) and as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”).

PRELIMINARY STATEMENTS

The Borrower has acquired, and will acquire from time to time, Receivables from the Originator(s) pursuant to the Purchase and Sale Agreement. The Borrower has requested that the Lenders make Loans from time to time to the Borrower, on the terms, and subject to the conditions set forth herein, secured by, among other things, the Receivables.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted LIBOR” means with respect to any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Administrative Agent (which determination shall be conclusive absent manifest error) to be the rate per annum for deposits in U.S. dollars as reported by Bloomberg Finance L.P. and shown on US0001M Screen as the composite offered rate for London interbank deposits for such period (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at or about 11:00 a.m. (London time) on the Business Day which is two (2) Business Days prior to the first day of such Interest Period for an amount comparable to the Portion of Capital to be funded at the Adjusted LIBOR during such Interest Period, by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The calculation of Adjusted LIBOR may also be expressed by the following formula:

Composite of London interbank offered rates shown on
Bloomberg Finance L.P. Screen US0001M or appropriate successor
Adjusted LIBOR	=

1.00 - Euro-Rate Reserve Percentage

Adjusted LIBOR shall be adjusted on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrower of Adjusted LIBOR as determined or adjusted in accordance herewith (which determination shall be conclusive absent manifest error).

“Administrative Agent” means PNC, in its capacity as contractual representative for the Credit Parties, and any successor thereto in such capacity appointed pursuant to Article XI or Section 14.03(f).

“Adverse Claim” means any ownership interest or claim, mortgage, deed of trust, pledge, lien, security interest, hypothecation, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing); it being understood that any thereof in favor of, or assigned to, the Administrative Agent (for the benefit of the Secured Parties) shall not constitute an Adverse Claim.

“Advisors” has the meaning set forth in Section 14.06(c).

“Affected Person” means each Credit Party and each of their respective Affiliates.

“Affiliate” means, as to any Person: (a) any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a). For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 25% or more of the securities having ordinary voting power for the election of directors or managers of such Person or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

“Aggregate Capital” means, at any time of determination, the aggregate outstanding Capital of all Lenders at such time.

“Aggregate Interest” means, at any time of determination, the aggregate accrued and unpaid Interest on the Loans of all Lenders at such time.

“Aggregate Revolving Capital” means, at any time of determination, the aggregate outstanding Revolving Capital of all Lenders at such time.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-Terrorism Laws” means any Applicable Law relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Applicable Laws, all as amended, supplemented or replaced from time to time.

“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, constitution, ordinance, rule, regulation, ordinance, requirement, restriction, permit, executive order, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders, writs, decrees and awards of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Agreement.

“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Lender, an Eligible Assignee, and the Administrative Agent, and, if required, the Borrower, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit B hereto.

“Assumption Agreement” has the meaning set forth in Section 14.03(h).

“Attorney Costs” means and includes all fees, costs, expenses and disbursements of any law firm or other external counsel and all disbursements of internal counsel.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means, for any day and any Lender, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:

(a) the rate of interest in effect for such day as publicly announced from time to time by such Lender or its Affiliate as its “reference rate” or “prime rate”, as applicable. Such “reference rate” or “prime rate” is set by the applicable Lender or its Affiliate based upon various factors, including such Person’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and is not necessarily the lowest rate charged to any customer;

(b) 0.50% per annum above the latest Federal Funds Rate; and

(c) 0.50% per annum above the Euro-Rate applicable to the Interest Period for which the Base Rate is then being determined.

“Bi-Weekly Report” means a report, in substantially the form of Exhibit I.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrower Indemnified Amounts” has the meaning set forth in Section 13.01(a).

“Borrower Indemnified Party” has the meaning set forth in Section 13.01(a).

“Borrower Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to any Credit Party, Borrower Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all Capital and Interest on the Loans, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to the Borrower (in each case whether or not allowed as a claim in such proceeding).

“Borrower’s Net Worth” means, at any time of determination, an amount equal to (i) the aggregate Outstanding Balance of all Pool Receivables at such time, minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the Aggregate Interest at such time, plus (C) the aggregate accrued and unpaid Fees at such time, plus (D) the aggregate outstanding principal balance of all Subordinated Notes at such time, plus (E) the aggregate accrued and unpaid interest on all Subordinated Notes at such time, plus (F) without duplication, the aggregate accrued and unpaid other Borrower Obligations at such time.

“Borrowing Base” means, at any time of determination, the amount equal to (a) the Net Receivables Pool Balance at such time, minus (b) the Total Reserves at such time, minus (c) the Permitted Adverse Claim Reserve at such time.

“Borrowing Base Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital at such time, exceeds (b) the Borrowing Base at such time.

“Breakage Fee” means (i) for any Interest Period for which Interest is computed by reference to Adjusted LIBOR and a reduction of Capital is made for any reason on any day other than the last day of the related Interest Period or (ii) to the extent that the Borrower shall for any reason, fail to borrow on the date specified by the Borrower in connection with any request for funding pursuant to Article II of this Agreement, the amount, if any, by which (A) the additional Interest (calculated without taking into account any Breakage Fee or any shortened duration of such Interest Period pursuant to the definition thereof) which would have accrued during such Interest Period on the reductions of Capital relating to such Interest Period had such reductions not been made (or, in the case of clause (ii) above, the amounts so failed to be borrowed or accepted in connection with any such request for funding by the Borrower), exceeds (B) the income, if any, received by the applicable Lender from the investment of the proceeds of such reductions of Capital (or such amounts failed to be borrowed by the Borrower). A certificate as to the amount of any Breakage Fee (including the computation of such amount) shall be submitted by the affected Lender to the Borrower and shall be conclusive and binding for all purposes, absent manifest error.

“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in Pittsburgh, Pennsylvania, or New York City, New York and (b) if this definition of “Business Day” is utilized in connection with the Euro-Rate, dealings are carried out in the London interbank market.

“Capital” means, with respect to any Lender, its Term Capital and/or Revolving Capital, as applicable.

“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Change in Control” means the occurrence of any of the following:

(a) QINC ceases to own, directly, 100% of the issued and outstanding Capital Stock and all other equity interests of the Borrower free and clear of all Adverse Claims;

(b) Parent ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock and all other equity interests of any Originator, the Servicer or Quintiles;

(c) a “Change of Control” under and as defined in the Credit Agreement; or

(d) with respect to Parent:

(i) the acquisition by any “person” or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than one or more “Permitted Holders” (as defined in the Credit Agreement), in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of the greater of (A) thirty-five percent (35%) or more of the voting power of the then outstanding Capital Stock of Parent entitled to vote generally in the election of the directors of Parent and (B) the percentage of the voting power of the then outstanding Capital Stock of Parent entitled to vote generally in the election of the directors of the Parent owned, directly or indirectly, beneficially by the Permitted Holders (as defined in the Credit Agreement); or

(ii) during any period of twelve (12) consecutive calendar months, the board of directors of Parent shall cease to have as a majority of its members individuals who either: (i) were directors of Parent on the first day of such period or (ii) were elected or nominated for election to the board of directors of Parent at the recommendation of or other approval by at least a majority of the directors then still in office at the time of such election or nomination who were directors of Parent on the first day of such period, or whose election or nomination for election was so approved.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (w) the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means December 5, 2014.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” has the meaning set forth in Section 5.05(a).

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, the Borrower, the Servicer or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable and (d) all other proceeds of such Pool Receivable.

“Commitment” means, with respect to any Lender, the maximum aggregate amount which such Person is obligated to lend or pay hereunder on account of all Loans, on a combined basis, as set forth on Schedule I or in the Assumption Agreement or other agreement pursuant to which it became a Lender, as such amount may (i) be modified in connection with any subsequent assignment pursuant to Section 14.03 or (ii) decreased to zero in connection with a termination of the Facility Limit pursuant to Section 2.03(g) or reduced in connection with a reduction of the Facility Limit pursuant to Section 2.03(f). If the context so requires, “Commitment” also refers to a Lender’s obligation to make Loans hereunder in accordance with this Agreement.

“Concentration Percentage” means (a) except as provided in clause (b) below, (i) for any Group A Obligor, 17.50%, (ii) for any Group B Obligor, 12.50%, (iii) for any Group C Obligor, 7.00%, (iv) for the two (2) largest Group D Obligors (based on Outstanding Balance of their related Receivables), 5.00% and (v) for any other Group D Obligor, 3.00% and (b) for each of the Obligors listed in the chart below (each, a “Special Obligor”), the percentage specified in the chart below for such Special Obligor (the applicable “Special Concentration Limit”); provided, however, that the Administrative Agent (with the prior written consent of each Lender) may approve higher “Concentration Percentages” for selected Obligors; provided, further, that the Administrative Agent may, upon not less than five (5) Business Days’ notice to the Borrower, cancel or reduce the Special Concentration Limit with respect to any or all Special Obligors, in which case the Concentration Percentage for such Special Obligor(s) shall be determined pursuant to clause (a) above. In the event that any other Obligor is or becomes an Affiliate of a Special Obligor, the Special Concentration Limit shall apply to both such Obligor and such Special Obligor and shall be calculated as if such Obligor and such Special Obligor were a single Obligor. As of the Closing Date, no Special Obligors exist.

Special Obligor	Special Concentration Limit
None.	N/A%

“Concentration Reserve Percentage” means, at any time of determination, the largest of: (a) the sum of the five (5) largest Obligor Percentages of the Group D Obligors, (b) the sum of the three (3) largest Obligor Percentages of the Group C Obligors, (c) the sum of the two (2) largest Obligor Percentage of the Group B Obligors and (d) the largest Obligor Percentage of the Group A Obligors.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings, pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with Parent or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Covered Entity” shall mean (a) each of Borrower, the Servicer, each Originator, the Parent and each of Parent’s Subsidiaries and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Credit Agreement” means that certain Credit Agreement, dated as of June 8, 2011, among Quintiles, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, the other lenders party thereto, and the other parties thereto, as amended through the date hereof but without giving effect to any termination thereof or any additional amendment, restatement, supplement or other modification occurring after the date hereof.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators in effect on the Closing Date and described in Exhibit E, as modified in compliance with this Agreement.

“Credit Extension” means the making of any Loan.

“Credit Party” means each Lender and the Administrative Agent.

“Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the Outstanding Balance of all Pool Receivables (other than any Unbilled Receivables) as of the last day of each of the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) (i) the aggregate initial Outstanding Balance of all Pool Receivables (other than any Unbilled Receivables) generated by the Originators during the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) 90.

“Debt” means, as to any Person at any time of determination, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any bonds, debentures, notes, note purchase, acceptance or credit facility, or other similar instruments or facilities, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, (iv) any other transaction (including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including accounts payable incurred in the ordinary course of such Person’s business payable on terms customary in the trade), (v) all net obligations of such Person in respect of interest rate on currency hedges or (vi) any Guaranty of any such Debt.

“Deemed Collections” has the meaning set forth in Section 4.01(d).

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such Fiscal Month, by (b) the initial Outstanding Balance of all Pool Receivables (other than any Unbilled Receivables) generated by the Originators during the month that is five (5) Fiscal Months before such month.

“Defaulted Receivable” means a Receivable, without duplication:

(a) as to which any payment, or part thereof, remains unpaid for more than 120 days from the original due date for such payment;

(b) as to which any payment, or part thereof, remains unpaid for less than 121 days from the original due date for such payment and has been written off the applicable Originator’s or the Borrower’s books as uncollectible; or

(c) as to which any payment, or part thereof, remains unpaid for less than 121 days from the original due date for such payment and an Insolvency Proceeding shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day, by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for 91 days or more from the original due date for such payment.

“Dilution Horizon Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%) computed as of the last day of such Fiscal Month by dividing: (a) the aggregate initial Outstanding Balance of all Pool Receivables (other than any Unbilled Receivables) generated by the Originators during the two most recently ended Fiscal Months, by (b) the Net Receivables Pool Balance as of the last day of such Fiscal Month.

“Dilution Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%), computed as of the last day of each Fiscal Month by dividing: (a) the aggregate amount of Deemed Collections during such Fiscal Month (other than any Deemed Collections with respect to any Receivables that were both (I) generated by an Originator during such Fiscal Month and (II) written off the applicable Originator’s or the Borrower’s books as uncollectible during such Fiscal Month), by (b) the aggregate initial Outstanding Balance of all Pool Receivables (other than any Unbilled Receivables) generated by the Originators during the Fiscal Month that is one month prior to such Fiscal Month.

“Dilution Reserve Percentage” means, on any day, the product of (a) the Dilution Horizon Ratio, multiplied by (b) the sum of (i) 2.25 times the average of the Dilution Ratios for the twelve most recent Fiscal Months, plus (ii) the Dilution Volatility Component.

“Dilution Volatility Component” means, for any Fiscal Month, (a) the positive difference, if any, between: (i) the highest average of the Dilution Ratio for any two consecutive Fiscal Months during the twelve most recent Fiscal Month and (ii) the arithmetic average of the Dilution Ratios for such twelve months times (b) (i) the highest average of the Dilution Ratio for any two consecutive Fiscal Months during the twelve most recent Fiscal Months, divided by (ii) the arithmetic average of the Dilution Ratios for such twelve months.

“Dollars” and “$” each mean the lawful currency of the United States of America.

“Eligible Assignee” means (i) any Lender or any of its Affiliates and (ii) any other financial institution.

“Eligible Foreign Currency” means the currency of any country (other than the United States) that either (i) is a member of the OECD or (ii) the Administrative Agent has consented to in writing, such consent to be granted or withheld in the Administrative Agent’s sole discretion; provided, however, that the Administrative Agent may, upon not less than five (5) Business Days’ notice to the Borrower, cancel the currency of any country, in which case such currency shall immediately cease being an “Eligible Foreign Currency”; provided, further, that the currency of each of the countries set forth on Schedule VI hereto shall constitute an “Eligible Foreign Currency”, as such Schedule may be amended from time to time in accordance with this Agreement (including pursuant to a notice from the Administrative Agent in accordance with the immediately preceding proviso).

“Eligible Receivable” means, at any time of determination, a Pool Receivable:

(a) the Obligor of which: (i) (A) is organized under the laws of the United States or any political subdivision thereof or (B) is organized under the laws of any country that is a member of the OECD; (ii) (A) receives all invoices for such Pool Receivable at a billing address in the United States or (B) receives all invoices for such Pool Receivable at a billing address in a member of the OECD; (iii) is not a natural person; (iv) is not a Governmental Authority; (v) is not a Sanctioned Person; (vi) is not an Affiliate of the Borrower, the Parent, the Servicer or any Originator; (vii) is not the Obligor with respect to Defaulted Receivables with an aggregate Outstanding Balance exceeding 50% of the aggregate Outstanding Balance of all such Obligor’s Pool Receivables; and (viii) is not a material supplier to any Originator or an Affiliate of such supplier;

(b) for which an Insolvency Proceeding shall not have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto;

(c) that is denominated and payable only in (i) U.S. dollars or (ii) an Eligible Foreign Currency, in each case, in the United States of America, and the Obligor with respect to which has been instructed to remit Collections in respect thereof either (A) directly to a Lock-Box or Lock-Box Account in the United States of America or (B) directly to an intermediary financial institution that has been irrevocably instructed to remit such Collections directly to a Lock-Box or Lock-Box Account in the United States of America;

(d) that if denominated in an Eligible Foreign Currency, for which the related Lock-Box Bank will promptly, but in any event within two (2) Business Days following receipt of Collections in respect thereof in a Lock-Box Account, convert such Collections into U.S. dollars in an amount approximately equal to the U.S. Dollar Equivalent thereof;

(e) that does not have a due date which is more than 120 days after the original invoice date of such Receivable;

(f) that arises under a Contract for the sale of goods or services in the ordinary course of the applicable Originator’s business;

(g) that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(h) that has been sold by an Originator to the Borrower pursuant to the Purchase and Sale Agreement, and with respect to which transfer all conditions precedent under the Purchase and Sale Agreement have been met;

(i) that, together with the Contract related thereto, conforms in all material respects with all Applicable Laws (including any applicable laws relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

(j) with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Governmental Authority or other Person required to be obtained, effected or given by an Originator in connection with the creation of such Receivable, the execution, delivery and performance by such Originator of the related Contract or the assignment thereof under the Purchase and Sale Agreement have been duly obtained, effected or given and are in full force and effect;

(k) that is not subject to any existing dispute, right of rescission, right of set-off, counterclaim, any other defense against the applicable Originator (or any assignee of such Originator) or Adverse Claim (other than Permitted Adverse Claims), but any such Pool Receivables shall be ineligible only to the extent of such dispute, right of rescission, right of set-off, counterclaim, defense or Adverse Claim, and the Obligor of which holds no right as against the applicable Originator to cause such Originator to repurchase the goods or merchandise, the sale of which shall have given rise to such Receivable;

(l) that satisfies all applicable requirements of the Credit and Collection Policy in all material respects;

(m) that, together with the Contract related thereto, has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 9.02 of this Agreement;

(n) in which the Borrower owns good and marketable title, free and clear of any Adverse Claims (other than Permitted Adverse Claims), and that is freely assignable (including without any consent of the related Obligor or any Governmental Authority) and that payments thereon are free and clear of any withholding or other Tax; provided, that only such portion of such Pool Receivable that is subject to any Tax shall be deemed to be ineligible pursuant to this clause (n);

(o) for which the Administrative Agent (on behalf of the Secured Parties) shall have a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim (other than Permitted Adverse Claims);

(p) that constitutes an “account”, a “general intangible” or “tangible chattel paper” as defined in the UCC, and that is not otherwise evidenced by instruments;

(q) that is neither a Defaulted Receivable nor a Delinquent Receivable;

(r) for which none of any Originator, the Borrower, the Parent, Quintiles or the Servicer has established any offset or netting arrangements with the related Obligor in connection with the ordinary course of payment of such Receivable;

(s) that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by the Originator thereof or the Borrower, and the related goods or merchandise shall have been shipped and/or services performed;

(t) that represents amounts that have been recognized as revenue by the Originator thereof in accordance with GAAP;

(u) that either (i) has been billed or invoiced by or on behalf of the Servicer or (ii) is an Eligible Unbilled Receivable;

(v) which (i) does not arise from a sale of accounts made as part of a sale of a business or constitute an assignment for the purpose of collection only, (ii) is not a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness or an assignment of a right to payment under a contract to an assignee that is also obligated to perform under the contract and (iii) is not a transfer of an interest in or an assignment of a claim under a policy of insurance; and

(w) which does not relate to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods.

“Eligible Unbilled Receivable” means, at any time, any Unbilled Receivables that satisfy each of the following: (a) the related Originator has accrued the related revenue on its financial statements under GAAP; (b) if the Outstanding Balance of such Unbilled Receivable were included in the definition of Modified Days’ Sales Outstanding, Modified Days’ Sales Outstanding would not exceed the Maximum Term; provided, however, for purposes of exclusion of any Unbilled Receivable pursuant to this clause (b), Unbilled Receivables shall be excluded in order based on the Outstanding Balance (with the smallest amount excluded first) and (c) such Receivable is not subject to any Contract as to which any rights (including rights to payment) have been assigned to, or are subject to assignment to, any third party (other than pursuant to the Transaction Documents). For purposes of this definition of “Eligible Unbilled Receivable”, “Maximum Term” means 90 days.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) under common control with such Person within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code solely for purposes of provisions relating to Section 412 of the Code).

“Euro-Rate” means, at any time of determination, (i) with respect to the Term Loan, Adjusted LIBOR at such time and (ii) with respect to any Revolving Loan, LMIR at such time.

“Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Event of Default” has the meaning specified in Section 10.01.

“Excess Concentration” means, the sum, without duplication, of:

(a) the sum of the amounts calculated for each of the Obligors equal to the excess (if any) of (i) aggregate Outstanding Balance of the Eligible Receivables of such Obligor, over (ii) the product of (x) such Obligor’s Concentration Percentage, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus

(b) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that are Eligible Unbilled Receivables, over (ii) the product of (x) 60.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus

(c) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that are Extended-Term Receivables, over (ii) the product of (x) 15.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus

(d) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that are denominated other than in U.S. dollars, over (ii) the product of (x) 5.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus

(e) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligor of which is organized under the laws of any country (other than the United States) that is a member of the OECD, over (ii) the product of (x) 15.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires an interest in a Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Affected Person’s failure to comply with Section 5.03(f), and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Extended-Term Receivables” means each Receivable that has a due date which is more than 60 days after the original invoice date of such Receivable.

“Facility Limit” means $300,000,000, as reduced from time to time pursuant to Section 2.03(f) or terminated pursuant to Section 2.03(g). References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital at such time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H. 15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning specified in Section 2.04(a).

“Fees” has the meaning specified in Section 2.04(a).

“Final Maturity Date” means the date that (i) is one hundred eighty (180) days following the Scheduled Termination Date or (ii) such earlier date on which the Loans become due and payable pursuant to Section 10.01.

“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital and Aggregate Interest have been paid in full, (ii) all Borrower Obligations shall have been paid in full, (iii) all other amounts owing to the Credit Parties and any other Borrower Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (iv) all accrued Servicing Fees have been paid in full.

“Financial Officer” of any Person means, the chief executive officer, the chief financial officer, the chief accounting officer, the principal accounting officer, the controller, the treasurer or the assistant treasurer of such Person.

“Fiscal Month” means each calendar month.

“Foreign Currency Collections” means any Collections with respect to a Pool Receivable that are denominated in any currency other than U.S. dollars.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group A Obligor” means any Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) with a short-term rating of at least: (a) “A-1” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “A+” or better by S&P on such Obligor’s, its parent’s, or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Al” or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities. Notwithstanding the foregoing, any Obligor that is an Affiliate of an Obligor that satisfies the definition of “Group A Obligor” shall be deemed to be a Group A Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group B Obligor”, “Group C Obligor” or “Group D Obligor”, in which case such Obligor shall be separately treated as a Group B Obligor, a Group C Obligor or a Group D Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Affiliates that are Obligors.

“Group B Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group A Obligor, with a short-term rating of at least: (a) “A-2” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of

“BBB+” to “A” by S&P on such Obligor’s, its parent’s, or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baal” to “A2” by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities. Notwithstanding the foregoing, any Obligor that is an Affiliate of an Obligor that satisfies the definition of “Group B Obligor” shall be deemed to be a Group B Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group C Obligor” or “Group D Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group C Obligor or a Group D Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Affiliates that are Obligors.

“Group C Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group A Obligor or a Group B Obligor, with a short-term rating of at least: (a) “A-3” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB-” to “BBB” by S&P on such Obligor’s, its parent’s, or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” to “Baa2” by Moody’s on such Obligor’s, its parent’s, or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities. Notwithstanding the foregoing, any Obligor that is an Affiliate of an Obligor that satisfies the definition of “Group C Obligor” shall be deemed to be a Group C Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor” or “Group D Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group D Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Affiliates that are Obligors.

“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor; provided, that any Obligor that is not rated by either Moody’s or S&P shall be a Group D Obligor. Notwithstanding the foregoing, any Obligor that is an Affiliate of an Obligor that satisfies the definition of “Group D Obligor” shall be deemed to be a Group D Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor” or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Affiliates that are Obligors.

“Guaranty” of any Person means any obligation of such Person guarantying or in effect guarantying any Debt, liability or obligation of any other Person in any manner, whether directly or indirectly, including any such liability arising by virtue of partnership agreements, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any of its Affiliates under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Director” has the meaning set forth in Section 8.03(c).

“Information Package” means a report, in substantially the form of Exhibit F.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person, composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of cases (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intended Tax Treatment” has the meaning set forth in Section 14.14.

“Interest” means, for each Loan for any Interest Period (or portion thereof), the amount of interest accrued on the Capital of such Loan during such Interest Period (or portion thereof) in accordance with Section 2.04(b).

“Interest Period” means: (a) before the Termination Date: (i) with respect to the Term Loan (A) initially the period commencing on the Closing Date and ending on (but not including) the next Monthly Settlement Date and (B) thereafter, each period commencing on such Monthly Settlement Date and ending on (but not including) the Monthly Settlement Date that is one, three or six calendar months following such commencing Monthly Settlement Date, as determined pursuant to Section 2.04(c) and (ii) with respect to any Revolving Loan (A) initially the period commencing on the date of the initial Revolving Loan pursuant to Section 2.02 (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the next Monthly Settlement Date and (B) thereafter, each period commencing on such Monthly Settlement Date and ending on (but not including) the next Monthly Settlement Date and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Lenders) or, in the absence of any such selection, each period of 30 days from the last day of the preceding Interest Period.

“Interest Rate” means, for any day in any Interest Period for any Loan (or any portion of Capital thereof) funded by a Lender, an interest rate per annum equal to:

(a) the applicable Euro-Rate with respect to such Lender for such Interest Period (or portion thereof) (provided that for such purpose, if such Euro-Rate is being determined by reference to LMIR for such Lender, the Euro-Rate for such day shall be LMIR in effect on such day); or

(b) if the Base Rate is applicable to such Lender pursuant to Section 5.04, the Base Rate in effect on such day;

provided, however, that the “Interest Rate” for any day while an Event of Default has occurred and is continuing shall be an interest rate per annum equal the sum of 2.00% per annum plus the greater of (i) the Base Rate in effect on such day and (ii) the Adjusted LIBOR with respect to such Lender for such Interest Period; provided, further, that no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law; provided, further, however, that Interest for any Loan shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Intermediate Account” means Quintiles’ account number 4120261151 at Wells Fargo Bank, National Association.

“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.

“Lenders” means PNC and each other Person that becomes a party to this Agreement in the capacity of a “Lender”.

“LMIR” means for any day during any Interest Period, the interest rate per annum determined by the Administrative Agent (which determination shall be conclusive absent manifest error) by dividing (i) the one-month Eurodollar rate for U.S. dollar deposits as reported by Bloomberg Finance L.P. and shown on US0001M Screen or any other service or page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes, by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage on such day. The calculation of LMIR may also be expressed by the following formula:

One-month Eurodollar rate for U.S. Dollars
shown on Bloomberg US0001M Screen or appropriate successor
LMIR	=
1.00 - Euro-Rate Reserve Percentage

LMIR shall be adjusted on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date.

“Loan” means the Term Loan and/or any Revolving Loan, as the context may require.

“Lock-Box” means each locked postal box with respect to which a Lock-Box Bank who has executed a Lock-Box Agreement pursuant to which it has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule II (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).

“Lock-Box Account” means each account listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Lock-Box Account in accordance with the terms hereof) (in each case, in the name of the Borrower) and maintained at a bank or other financial institution acting as a Lock-Box Bank pursuant to a Lock-Box Agreement for the purpose of receiving Collections.

“Lock-Box Agreement” means each agreement, in form and substance satisfactory to the Administrative Agent, among the Borrower, the Servicer, the Administrative Agent and a Lock-Box Bank, governing the terms of the related Lock-Box Accounts, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Lock-Box Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts.

“Loss Horizon Ratio” means, at any time of determination, the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%) computed by dividing: (a) the sum of (I) the aggregate initial Outstanding Balance of all Pool Receivables (other than any Unbilled Receivables) generated by the Originators during the seven most recent Fiscal Months, plus (II) the product of (A) the Weighted Average Credit Percentage, multiplied by (B) the aggregate initial Outstanding Balance of all Pool Receivables (other than any Unbilled Receivables) generated by the Originators during the eighth calendar month most recently ended, by (b) the Net Receivables Pool Balance as of such date.

“Loss Reserve Percentage” means, at any time of determination, the product of (a) 2.25, times (b) the highest average of the Default Ratios for any three consecutive Fiscal Months during the twelve most recent Fiscal Months, times (c) the Loss Horizon Ratio.

“Majority Lenders” means Lenders representing more than 50% of the aggregate Commitments of all Lenders (or, if the Commitments have been terminated, Lenders representing more than 50% of the aggregate outstanding Capital held by all the Lenders).

“Material Adverse Effect” means a material adverse effect on any of the following:

(a) the assets, operations, business or financial condition of the Borrower, the Servicer, the Performance Guarantor, any Material Originator or the Originators (in the aggregate);

(b) the ability of any of the Borrower, the Servicer, the Performance Guarantor or any Originator to perform its obligations under this Agreement or any other Transaction Document to which it is a party;

(c) the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability, value or collectibility of any material portion of the Pool Receivables;

(d) the status, perfection, enforceability or priority of the Administrative Agent’s security interest in the Collateral; or

(e) the rights and remedies of any Credit Party under the Transaction Documents or associated with its respective interest in the Collateral.

“Material Originator” means, at any time, any Originator for which more than 15.0% of the aggregate Outstanding Balance of all Pool Receivables at such time were originated by such Originator.

“Minimum Dilution Reserve Percentage” means, on any day, the product of (a) the average of the Dilution Ratios for the twelve most recent Fiscal Months, multiplied by (b) the Dilution Horizon Ratio.

“Modified Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) (i) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) 90.

“Monthly Settlement Date” means the last day of each calendar month (or if such day is not a Business Day, the next occurring Business Day).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any of its ERISA Affiliates (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Receivables Pool Balance” means, at any time of determination: (a) the Outstanding Balance of Eligible Receivables then in the Receivables Pool, minus (b) the Excess Concentration.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“Obligor Percentage” means, at any time of determination, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor less the amount (if any) then included in the calculation of the Excess Concentration with respect to such Obligor and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time.

“OECD” means the Organization for Economic Co-operation and Development.

“Originator” and “Originators” have the meaning set forth in the Purchase and Sale Agreement, as the same may be modified from time to time by adding new Originators or removing Originators, in each case with the prior written consent of the Administrative Agent.

“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).

“Other Taxes” means any and all present or future stamp, recording, filing or documentary Taxes, charges or similar levies or fees arising from any payment made hereunder or from the execution, delivery, filing, recording or enforcement of, or otherwise in respect of, this Agreement, the other Transaction Documents and the other documents or agreements to be delivered hereunder or thereunder, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal balance thereof.

“Parent” means Quintiles Transnational Holdings Inc., a North Carolina corporation.

“Parent Group” has the meaning set forth in Section 8.03(c).

“Participant” has the meaning set forth in Section 14.03(d).

“Participant Register” has the meaning set forth in Section 14.03(e).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“PATRIOT Act” has the meaning set forth in Section 14.15.

“Pension Plan” means a pension plan as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA with respect to which the Borrower or any of its ERISA Affiliates (other than a Multiemployer Plan) may have any liability, contingent or otherwise.

“Percentage” means, at any time of determination, with respect to any Lender, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Loans being funded by the Lenders at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Lenders at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Loans at such time.

“Performance Guarantor” means Quintiles.

“Performance Guaranty” means the Performance Guaranty, dated as of the Closing Date, by the Performance Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Permitted Adverse Claim” means (a) liens created or arising in favor of Administrative Agent for the benefit of the Credit Parties pursuant to the Transaction Documents; (b) any Adverse Claim in respect of any Receivable which will be released on, prior to or upon or contemporaneously with the sale or transfer of such Receivable under the Purchase and Sale Agreement; and (c) solely in the case of any Originator (i) liens for taxes, assessments or other governmental charges, not in excess of $10,000,000 in the aggregate for all Originators, not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been established by the applicable Originator in accordance with GAAP; provided, that, the lien shall have no effect on the priority of the liens in favor of Administrative Agent pursuant to the Transaction Documents or the value of the assets in which Administrative Agent has such a lien and a stay of enforcement of any such lien shall be in effect; (ii) judgment liens, not in excess of $10,000,000 in the aggregate, that have been stayed or bonded and are being contested in good faith by the applicable Originator; provided that proper reserves have been established therefor by such Originator in accordance with GAAP; and (iii) mechanics’, workers’, materialmen’s or other like liens, not in excess of $10,000,000 in the aggregate, arising in the ordinary course of such Originator’s business with respect to obligations which are not due or which are being contested in good faith by such Originator and for which proper reserves have been established in accordance with GAAP, and which have not been outstanding for longer than 90 days; provided, however, that for purposes of this clause (c), no lien identified in this clause (c) shall constitute a “Permitted Adverse Claim” unless an amount equal to the aggregate amount of the liens identified in this clause (c) have been included in the “Permitted Adverse Claim Reserve” and no Borrowing Base Deficit then exists.

“Permitted Adverse Claim Reserve” means, at any time of determination, an amount equal to the aggregate amount of all liens of the Originators that are identified in clause (c) of the definition of “Permitted Adverse Claim” and without giving effect to any dollar thresholds set forth therein.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“PNC” has the meaning set forth in the preamble to this Agreement.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Portion of Capital” means, with respect to any Lender and its related Capital, the portion of such Capital being funded or maintained by such Lender by reference to a particular interest rate basis.

“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of the Closing Date, among the Originators, the initial Servicer and the Borrower, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

“QINC” has the meaning set forth in the preamble to this Agreement.

“Quintiles” means Quintiles Transnational Corp., a North Carolina corporation.

“Quintiles Parties” means the Borrower, the Servicer, the Parent, each Originator, Quintiles, QINC and each Affiliate of any of the foregoing.

“Ratings Event” means, at any time of determination, one or more of the following events has occurred and is continuing: (i) Quintiles’ senior unsecured long-term debt ratings by both S&P is below B+ and Moody’s is below B1 or (ii) Quintiles does not have a senior unsecured long-term debt ratings by either S&P or Moody’s.

“Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Originator or the Borrower (as assignee of an Originator), whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold or for services rendered or to be rendered, and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.

“Receivables Pool” means, at any time of determination, all of the then outstanding Receivables transferred (or purported to be transferred) to the Borrower pursuant to the Purchase and Sale Agreement prior to the Termination Date.

“Register” has the meaning set forth in Section 14.03(b).

“Related Rights” has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.

“Related Security” means, with respect to any Receivable:

(a) all of the Borrower’s and each Originator’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable;

(b) all instruments and chattel paper that may evidence such Receivable;

(c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(d) all of the Borrower’s and each Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise; and

(e) all of the Borrower’s rights, interests and claims under the Purchase and Sale Agreement and the other Transaction Documents.

“Release” has the meaning set forth in Section 4.01(a).

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reportable Event” shall mean any reportable event (other than an event for which the 30-day notice period is waived) as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Representatives” has the meaning set forth in Section 14.06(c).

“Required Capital Amount” means $40,000,000.

“Revolving Capital” means, with respect to any Lender, the aggregate amounts paid to, or on behalf of, the Borrower in connection with all Revolving Loans made by such Lender pursuant to Article II, as reduced from time to time by Collections distributed and applied on account of such Revolving Capital pursuant to Section 4.01; provided, that if such Revolving Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Revolving Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Revolving Loan” means any loan made by a Lender pursuant to Section 2.02.

“Revolving Loan Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Borrower to the Administrative Agent and each Lender pursuant to Section 2.03(a).

“Revolving Sublimit” means initially $25,000,000, as such amount is increased from time to time pursuant to Section 2.03(f). References to the unused portion of the Revolving Sublimit shall mean the positive difference, if any, at any time of determination of (x) the Revolving Sublimit at such time, minus (y) the Aggregate Revolving Capital at such time.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“Sanctioned Country” means a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Scheduled Termination Date” means December 5, 2018.

“SEC” shall mean the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.

“Secured Parties” means each Credit Party, each Borrower Indemnified Party and each Affected Person.

“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.

“Servicer” has the meaning set forth in the preamble to this Agreement.

“Servicer Indemnified Amount” has the meaning set forth in Section 13.02(a).

“Servicer Indemnified Party” has the meaning set forth in Section 13.02(a).

“Servicing Fee” shall mean the fee referred to in Section 9.06(a) of this Agreement.

“Servicing Fee Rate” shall mean the rate referred to in Section 9.06(a) of this Agreement.

“Settlement Date” means with respect to any Portion of Capital for any Interest Period or any Interest or Fees, (i) prior to the Termination Date, the Monthly Settlement Date and (ii) on and after the Termination Date, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Lenders) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Lenders) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.

“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.

“Spot Rate” means on any day, for the purpose of determining the U.S. Dollar Equivalent of any Eligible Foreign Currency, the rate at which such currency may be exchanged into dollars at 11:00 a.m., London time, on such day as reported as the average interbank rate on the website www.oanda.com for such currency. In the event that such rate does not appear on the website www.oanda.com, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such an agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of PNC in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Spot Rate, on such date for the purchase of dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Subject Collections” means, with respect to any Subject Receivable: (a) all funds that are received by any Affiliate of Quintiles, QINC, the Servicer, any Originator or the Performance Guarantor, in payment of any amounts owed in respect of such Subject Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Subject Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related obligor or any other Person directly or indirectly liable for the payment of such Subject Receivable and available to be applied thereon) and (b) all other proceeds of such Subject Receivable.

“Subject Receivable” means any indebtedness and other obligations owed to any Affiliate of Quintiles, QINC, the Servicer, any Originator or the Performance Guarantor, arising in connection with the sale of goods or for services rendered, and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto; provided, however, that Subject Receivable shall exclude all Pool Receivables.

“Subordinated Note” has the meaning set forth in the Purchase and Sale Agreement.

“Sub-Servicer” has the meaning set forth in Section 9.01(d).

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority and all interest, penalties and additions to tax applicable thereto.

“Term Capital” means, with respect to any Lender, the aggregate amounts paid to, or on behalf of, the Borrower with respect to the Term Loan pursuant to Article II, as reduced from time to time by Collections distributed and applied on account of Term Capital pursuant to Section 4.01; provided, that if Term Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, Term Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Term Loan” means the loan made by the Lenders pursuant to Section 2.01.

“Term Loan Repayment Notice” means a letter in substantially the form of Exhibit J hereto executed and delivered by the Borrower to the Administrative Agent and each Lender pursuant to Section 2.03(f).

“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 10.01 and (c) the date selected by the Borrower on which all Commitments have been reduced to zero pursuant to Section 2.03(g).

“Termination Event” means a “Termination Event” under the Purchase and Sale Agreement.

“Total Reserves” means, at any time of determination, an amount equal to the product of (i) the sum of: (a) the Yield Reserve Percentage, plus (b) the greater of (I) the sum of the Concentration Reserve Percentage, plus the Minimum Dilution Reserve Percentage and (II) the sum of the Loss Reserve Percentage, plus the Dilution Reserve Percentage, multiplied by (ii) the Net Receivables Pool Balance at such time.

“Transaction Documents” means this Agreement, the Purchase and Sale Agreement, the Lock-Box Agreements, the Fee Letter, each Subordinated Note, the Performance Guaranty and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unbilled Receivable” means, at any time, any Receivables as to which the invoice or bill with respect thereto has not yet been sent to the Obligor thereof.

“Unmatured Event of Default” means an event that but for notice or lapse of time or both would constitute an Event of Default.

“U.S. Dollar Equivalent” means, at any date on which a specified amount denominated in an Eligible Foreign Currency for which a determination thereof is to be made, the U.S. dollar equivalent of such specified amount of such Eligible Foreign Currency determined by reference to the Spot Rate determined as of such date.

“US Governmental Authority” means the government of the United States of America or of any political subdivision thereof, whether state or local, and any agency, authority or instrumentality of any of the foregoing.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Weighted Average Credit Percentage” means, at any time of determination, the greater of (i) 0.0% and (ii) the percentage determined pursuant to the following formula:

1.0 x WACT – 30
30

where:

WACT	=	the Weighted Average Credit Terms as of the most recent Fiscal Month.

“Weighted Average Credit Terms” means, for any Fiscal Month, the weighted average (weighted based on Outstanding Balance) of the stated due dates of all Receivables in the Receivable Pool as of the last day of such Fiscal Month (excluding Delinquent Receivables and Receivables with stated maturities greater than 30 days).

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower, the Servicer or the Administrative Agent.

“Yield Reserve Percentage” means, at any time of determination:

1.50 x DSO x (BR + SFR)
360

where:

BR	=	the Base Rate at such time;

DSO	=	Days’ Sales Outstanding for the month most recently ended; and

SFR	=	the Servicing Fee Rate.

SECTION 1.02. Other Interpretative Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule”, “Exhibit” or “Annex” shall mean articles and sections of, and schedules, exhibits and annexes to, this Agreement. For purposes of this Agreement, the other Transaction Documents and all such certificates and other documents, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (c) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (f) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (j) terms in one gender include the parallel terms in the neuter and opposite gender; (k) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day and (l) the term “or” is not exclusive.

ARTICLE II

TERMS OF THE LOANS

SECTION 2.01. Term Loan Facility. Borrower hereby requests that the Lenders, severally and not jointly, makes a Term Loan to the Borrower in an amount equal to $275,000,000 (the “Initial Term Loan Capital”) on the Closing Date. On the terms and subject to the conditions hereinafter set forth, each Lender, severally and not jointly, agrees to make a single Term Loan to the Borrower on the Closing Date in an amount equal to its ratable share (based on the Commitments) of the Initial Term Loan Capital. Under no circumstances shall any Lender be obligated to make a Term Loan (i) if, after giving effect to such Term Loan, (A) the Aggregate Capital would exceed the Borrowing Base at such time or (B) the Capital of such Lender would exceed the Commitment of such Lender at such time or (ii) on any date other than the Closing Date. No Term Capital that has been repaid may be borrowed again as Term Capital under any circumstance.

SECTION 2.02. Revolving Loan Facility. Upon a request by the Borrower pursuant to Section 2.03, and on the terms and subject to the conditions hereinafter set forth, each Lender, severally and not jointly, agrees to make Revolving Loans to the Borrower on a revolving basis, ratably in accordance with its Commitment from time to time during the period from the Closing Date to the Termination Date. Under no circumstances shall any Lender be obligated to make any such Revolving Loan if, after giving effect to such Revolving Loan:

(i) the Aggregate Capital would exceed the Facility Limit at such time;

(ii) the Aggregate Revolving Capital would exceed the Revolving Sublimit at such time;

(iii) the Capital of such Lender would exceed the Commitment of such Lender at such time; or

(iv) the Aggregate Capital would exceed the Borrowing Base at such time.

SECTION 2.03. Making Revolving Loans; Repayment of Loans. (a) Each Revolving Loan hereunder shall be made on at least two (2) Business Days’ prior written request from the Borrower to the Administrative Agent and each Lender in the form of a Revolving Loan Request attached hereto as Exhibit A. Each such request for a Revolving Loan shall be made no later than 1:00 p.m. (New York City time) on a Business Day (it being understood that any such request made after such time shall be deemed to have been made on the following Business Day) and shall specify (i) the amount of the Revolving Loan(s) requested (which shall not be less than $1,000,000 and shall be an integral multiple of $100,000), (ii) the allocation of such amount among the Lenders (which shall be ratable based on the Commitments), (iii) the account to which the proceeds of such Revolving Loan shall be distributed and (iv) the date such requested Loan is to be made (which shall be a Business Day).

(b) On the date of each Loan, the Lenders shall, upon satisfaction of the applicable conditions set forth in Article VI and pursuant to the other conditions set forth in this Article II, make available to the Borrower in same day funds an aggregate amount equal to the amount of such Loans requested, at the account set forth in the related Revolving Loan Request or with respect to the Term Loan, the account set forth on Schedule IV hereto.

(c) Each Lender’s obligation shall be several, such that the failure of any Lender to make available to the Borrower any funds in connection with any Loan shall not relieve any other Lender of its obligation, if any, hereunder to make funds available on the date such Loans are requested (it being understood, that no Lender shall be responsible for the failure of any other Lender to make funds available to the Borrower in connection with any Loan hereunder).

(d) The Borrower shall repay in full the outstanding Capital of each Lender on the Final Maturity Date. Prior thereto, the Borrower shall, on each Settlement Date, make a prepayment of the outstanding Capital of the Lenders to the extent required under Section 4.01 and otherwise in accordance therewith.

(e) Notwithstanding the foregoing clause (d), the Borrower, in its discretion, shall have the right to make a prepayment, in whole or in part, of the outstanding Revolving Capital of the Lenders (together with any associated Breakage Fees and any accrued Interest and Fees in respect of such prepaid Revolving Capital) on any Business Day upon two (2) Business Days’ prior written notice thereof to the Administrative Agent and each Lender; provided, however, that each such prepayment shall be in a minimum aggregate amount of $1,000,000 and shall be an integral multiple of $100,000.

(f) Notwithstanding the foregoing clause (d), the Borrower may make a prepayment, in whole or in part, of the outstanding Term Capital (together with any associated Breakage Fees and any accrued Interest and Fees in respect of such prepaid Term Capital) on any Business Day upon five (5) Business Days’ prior written notice thereof to the Administrative Agent and each Lender in the form of a Term Loan Repayment Notice attached hereto as Exhibit J; provided, however, that each such prepayment shall be in a minimum aggregate amount of $1,000,000 and shall be an integral multiple of $100,000. Upon each prepayment of Term Capital (whether pursuant to this clause (f) or pursuant to Section 4.01), the Revolving Sublimit shall be automatically increased and the Facility Limit may be automatically permanently decreased, in each case, as applicable, as follows:

(i) if after giving effect to such prepayment of Term Capital, the outstanding Term Capital would not be less than 80.0% of the Facility Limit at such time, then (A) the Revolving Sublimit shall be automatically increased in an amount equal to such prepayment of Term Capital and (B) the Facility Limit shall not be reduced; or

(ii) if after giving effect to such prepayment of Term Capital, the outstanding Term Capital would be less than 80.0% of the Facility Limit at such time, then (A) the Facility Limit shall be automatically and permanently reduced to an amount such that after giving effect to such reduction, the outstanding Term Capital would be equal to 80.0% of the Facility Limit at such time (calculated by dividing the outstanding Term Capital at such time by 80.0%) and (B) the Revolving Sublimit shall be increased in an amount, if any, equal to the difference between the amount of such prepayment of Term Capital (expressed as a positive number) and the amount of reduction in the Facility Limit calculated pursuant to clause (A) above (expressed as a positive number). In connection with any partial reduction in the Facility Limit, the Commitment of each Lender shall be ratably reduced.

(g) The Borrower may, at any time upon at least ten (10) days’ prior written notice to the Administrative Agent and each Lender, terminate the Facility Limit in whole and reduce all Commitments to $0.

SECTION 2.04. Interest and Fees.

(a) On each Settlement Date, the Borrower shall, in accordance with the terms and priorities for payment set forth in Section 4.01, pay to each Lender and the Administrative Agent certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Borrower, Lenders and/or the Administrative Agent (each such fee letter agreement, as amended, restated, supplemented or otherwise modified from time to time, collectively being referred to herein as the “Fee Letter”).

(b) The outstanding Capital of each Lender shall accrue interest during any Interest Period at the then applicable Interest Rate for such Interest Period. The Borrower shall pay all Interest, Fees and Breakage Fees accrued during each Interest Period on the immediately following Settlement Date in accordance with the terms and priorities for payment set forth in Section 4.01. Notwithstanding the election, if any, by the Borrower to have any Interest Period with respect to the Term Loan extend for more than one calendar month in accordance with clause (c) below, the Borrower shall pay on each Settlement Date all accrued Interest on the Term Loan as of such Settlement Date.

(c) The Borrower may, subject to the terms and conditions of this Agreement, elect, effective as of the last day of the applicable Interest Period, to have the following Interest Period with respect to the Term Loan be for a term of one, three or six calendar months. Such notice of election shall be given to the Administrative Agent and each Lender in writing no later than 11:00 a.m. (New York City time) on the date that is two (2) Business Days prior to the last day of the prior Interest Period, specifying the duration of the requested Interest Period. If the Borrower does not make an election in accordance with the prior two sentences, the following Interest Period for the Term Loan shall automatically be one calendar month.

SECTION 2.05. Records of Loans. Each Lender shall record in its records, the date and amount of each Loan made by such Lender hereunder, the interest rate with respect thereto, the Interest accrued thereon and each repayment and payment thereof. Subject to Section 14.03(b), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under the other Transaction Documents to repay the Capital of each Lender, together with all Interest accruing thereon and all other Borrower Obligations.

ARTICLE III

[RESERVED]

ARTICLE IV

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS

SECTION 4.01. Settlement Procedures.

(a) The Servicer shall set aside and hold in trust for the benefit of the Secured Parties (or, if so requested by the Administrative Agent, segregate in a separate account approved by the Administrative Agent), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are received by the Servicer or the Borrower or received in any Lock-Box or Lock-Box Account; provided, however, that so long as each of the conditions precedent set forth in Section 6.03 are satisfied on such date, the Servicer may release to the Borrower from such Collections the amount (if any) necessary to pay (i) the purchase price for Receivables purchased by the Borrower on such date in accordance with the terms of the Purchase and Sale Agreement or (ii) amounts owing by the Borrower to the Originators under the Subordinated Notes (each such release, a “Release”). On each Settlement Date, the Servicer (or, following its assumption of control of the Lock-Box Accounts, the Administrative Agent) shall, distribute such Collections in the following order of priority:

(i) first, to the Servicer for the payment of the accrued Servicing Fees payable for the immediately preceding Interest Period (plus, if applicable, the amount of Servicing Fees payable for any prior Interest Period to the extent such amount has not been distributed to the Servicer);

(ii) second, to each Lender and other Credit Party (ratably, based on the amount then due and owing), all accrued and unpaid Interest, Fees and Breakage Fees due to such Lender and other Credit Party for the immediately preceding Interest Period (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments), plus, if applicable, the amount of any such Interest, Fees and Breakage Fees (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments) payable for any prior Interest Period to the extent such amount has not been distributed to such Lender or Credit Party;

(iii) third, as set forth in clause (x), (y) or (z) below, as applicable:

(x) prior to the occurrence of the Termination Date, to the extent that a Borrowing Base Deficit exists on such date: (I) first, to the Lenders (ratably, based on the aggregate outstanding Revolving Capital of each Lender at such time) for the payment of a portion of the outstanding Aggregate Revolving Capital at such time, in an aggregate amount equal to the amount necessary to reduce the Borrowing Base Deficit to zero ($0) and (II) second, if a Borrowing Base Deficit exists after giving effect to clause (I) above, to the Lenders (ratably, based on the aggregate outstanding Term Capital of each Lender at such time) for the payment of a portion of the outstanding Term Capital at such time, in an aggregate amount equal to the amount necessary (after giving effect to clause (I) above) to reduce the Borrowing Base Deficit to zero ($0);

(y) on and after the occurrence of the Termination Date, to each Lender (ratably, based on the aggregate outstanding Capital of each Lender at such time) for the payment in full of the Aggregate Capital at such time; or

(z) prior to the occurrence of the Termination Date, (I) at the election of the Borrower and in accordance with Section 2.03(e), to the payment of all or any portion of the outstanding Revolving Capital of the Lenders at such time (ratably, based on the aggregate outstanding Revolving Capital of each Lender at such time) and (II) at the election of the Borrower and in accordance with Section 2.03(f), to the payment of all or any portion of the outstanding Term Capital of the Lenders at such time (ratably, based on the aggregate outstanding Term Capital of each Lender at such time);

(iv) fourth, to the Credit Parties, the Affected Persons and the Borrower Indemnified Parties (ratably, based on the amount due and owing at such time), for the payment of all other Borrower Obligations, if any, then due and owing by the Borrower to the Credit Parties, the Affected Persons and the Borrower Indemnified Parties; and

(v) fifth, the balance, if any, to be paid to the Borrower for its own account.

(b) All payments or distributions to be made by the Servicer, the Borrower and any other Person to the Lenders (or their respective related Affected Persons and the Borrower Indemnified Parties) shall be paid or distributed to the applicable party to which such amounts are owed.

(c) If and to the extent the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party shall be required for any reason to pay over to any Person any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Borrower and, accordingly, the Administrative Agent, such Credit Party, such Affected Person or such Borrower Indemnified Party, as the case may be, shall have a claim against the Borrower for such amount.

(d) For the purposes of this Section 4.01:

(i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, discount or other adjustment made by the Borrower, any Originator, the Servicer or any Affiliate of the Servicer, or any setoff or dispute between the Borrower or any Affiliate of the Borrower or an Originator or any Affiliate of an Originator, or the Servicer or any Affiliate of the Servicer, and an Obligor, the Borrower shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and shall immediately pay any and all such amounts in respect thereof to a Lock-Box Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Credit Parties for application pursuant to Section 4.01(a);

(ii) if on any day any of the representations or warranties in Section 7.01 is not true with respect to any Pool Receivable, the Borrower shall be deemed to have received on such day a Collection of such Pool Receivable in full and shall immediately pay the amount of such deemed Collection to a Lock-Box Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Credit Parties for application pursuant to Section 4.01(a) (Collections deemed to have been received pursuant to Section 4.01(d) are hereinafter sometimes referred to as “Deemed Collections”);

(iii) except as provided in clauses (i) or (ii) above or otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

(iv) if and to the extent the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Borrower and, accordingly, such Person shall have a claim against the Borrower for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

SECTION 4.02. Payments and Computations, Etc. (a) All amounts to be paid by the Borrower or the Servicer to the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party hereunder shall be paid no later than 3:00 p.m. (New York City time) on the day when due in same day funds to the applicable party to which such amount are due.

(b) Each of the Borrower and the Servicer shall, to the extent permitted by Applicable Law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.00% per annum above the Base Rate, payable on demand.

(c) All computations of interest under subsection (b) above and all computations of Interest, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

(d) If any Foreign Currency Collections are not converted into U.S. dollars by the Lock-Box Bank into which such Foreign Currency Collections were initially deposited within two (2) Business Days following such date of initial deposit, the Servicer shall solicit offer quotations from at least two (2) foreign exchange dealers reasonably acceptable to the Administrative Agent for effecting such exchange and shall select the quotation which provides for the best exchange rate. The Servicer on behalf of the Borrower shall affect such exchange no later than two (2) Business Days following receipt of such quotations.

(e) On any day when any computation or calculation hereunder requires the aggregation of amounts denominated in more than one currency, all amounts that are denominated in any currency other than U.S. dollars shall be converted to the U.S. Dollar Equivalent on such day.

(f) Without limiting the generality of the foregoing, for the purpose of calculating the terms set out below on any day, all Receivables or other amounts that are denominated in any currency other than U.S. dollars will be converted to the U.S. Dollar Equivalent on such day:

(i) Deemed Collections;

(ii) Net Receivables Pool Balance; and

(iii) Outstanding Balance.

ARTICLE V

INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY INTEREST

SECTION 5.01. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person;

(ii) subject any Affected Person to any Taxes (except to the extent such Taxes are (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Affected Person any other condition, cost or expense (other than Taxes) (A) affecting the Collateral, this Agreement, any other Transaction Document or any Loan or (B) affecting its obligations or rights to make Loans;

and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as the Administrative Agent or a Credit Party hereunder, (B) funding or maintaining any Loan (or interests therein) or (C) maintaining its obligation to fund or maintain any Loan, or to reduce the amount of any sum received or receivable by such Affected Person hereunder, then, upon request of such Affected Person, the Borrower shall pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Affected Person determines that any Change in Law affecting such Affected Person or any lending office of such Affected Person or such Affected Person’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, as a consequence of (A) this Agreement or any other Transaction Document, (B) the commitments of such Affected Person hereunder or under any other Transaction Document, (C) the Loans made by such Affected Person or (D) any Capital, to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity), then from time to time, upon request of such Affected Person, the Borrower will pay to such Affected Person such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such reduction suffered.

(c) Adoption of Changes in Law. The Borrower acknowledges that any Affected Person may institute measures in anticipation of a Change in Law (including, without limitation, the imposition of internal charges on such Affected Person’s interests or obligations under any Transaction Document), and may commence allocating charges to or seeking compensation from the Borrower under this Section 5.01 in connection with such measures, in advance of the effective date of such Change in Law, and the Borrower agrees to pay such charges or compensation to such Affected Person, following demand therefor in accordance with the terms of this Section 5.01, without regard to whether such effective date has occurred.

(d) Certificates for Reimbursement. A certificate of an Affected Person setting forth the amount or amounts necessary to compensate such Affected Person or its holding company, as the case may be, as specified in clause (a), (b) or (c) of this Section and delivered to the Borrower, shall be conclusive absent manifest error; provided, however, that in connection with making any such request for reimbursement by the Borrower hereunder pursuant to clause (a), (b) or (c) of this Section, the applicable Affected Person shall certify to the Borrower that it or its Affiliates are also generally seeking reimbursement of similar costs from similarly situated borrowers in substantially similar revolving securitization facilities (if any) to which such Affected Person (or its Affiliates) is a party, which certification shall be conclusive absent manifest error. The Borrower shall, subject to the priorities of payment set forth in Section 4.01, pay such Affected Person the amount shown as due on any such certificate on the first Settlement Date occurring after the Borrower’s receipt of such certificate.

(e) Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation.

SECTION 5.02. Funding Losses.

(a) The Borrower will pay each Lender all Breakage Fees.

(b) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender, as specified in clause (a) above and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall, subject to the priorities of payment set forth in Section 4.01, pay such Lender the amount shown as due on any such certificate on the first Settlement Date occurring after the Borrower’s receipt of such certificate.

SECTION 5.03. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Credit Party, Affected Person or Borrower Indemnified Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrower. The Borrower shall indemnify each Affected Person, within ten days after demand therefor, for the full amount of any (I) Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Affected Person or required to be withheld or deducted from a payment to such Affected Person and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and (II) excess of (x) U.S. federal, state or local income and franchise Taxes payable by such Affected Person with respect to receipts under this Agreement as a result of a Governmental Authority successfully challenging the intended treatment of a Loan described under Section 5.03(j) over (y) the amount of U.S. federal, state or local income and franchise Taxes that would have been payable by such Affected Person with respect to such receipts under this Agreement if the Loan were treated in accordance with the intended treatment described under Section 5.03(j) (plus such indemnified amount shall be increased, if applicable, to take into account the taxability of receipt of payments under this clause (II) and any reasonable expenses (other than Taxes) arising out of, relating to, or resulting from the foregoing). Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and promptly upon notice by the Administrative Agent or any Affected Person, the Borrower shall pay such Indemnified Taxes directly to the relevant taxing authority or Governmental Authority; provided that neither the Administrative Agent nor any Affected Person shall be under any obligation to provide any such notice to the Borrower. A certificate stating the amount of such payment or liability and describing in reasonable detail the basis for the indemnification claim delivered to the Borrower by an Affected Person (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an Affected Person, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender or any of its Affiliates that are Affected Persons (but only to the extent that the Borrower and its Affiliates have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of the Borrower, the Servicer or their Affiliates to do so), (ii) any Taxes attributable to the failure of such Lender or any of its respective Affiliates that are Affected Persons to comply with Section 14.03(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or any of its Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or any of its respective Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Administrative Agent to such Lender or any of its respective Affiliates that are Affected Persons from any other source against any amount due to the Administrative Agent under this clause (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5.03, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Affected Persons. (i) Any Affected Person that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to each Withholding Agent, at the time or times reasonably requested by such Withholding Agent, such properly completed and executed documentation reasonably requested by such Withholding Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Affected Person, if reasonably requested by any Withholding Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by such Withholding Agent as will enable such Withholding Agent to determine whether or not such Affected Person is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.03(f)(ii)(A), 5.03(f)(ii)(B) and 5.03(g)) shall not be required if, in the Affected Person’s reasonable judgment, such completion, execution or submission would subject such Affected Person to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Affected Person.

(ii) Without limiting the generality of the foregoing:

(A) any Affected Person that is a U.S. Person shall deliver to each Withholding Agent on or prior to the date on which such Affected

Person becomes an Affected Person with respect to this Agreement (and from time to time thereafter upon the reasonable request of such Withholding Agent) executed originals of Internal Revenue Service Form W-9 certifying that such Affected Person is exempt from U.S. federal backup withholding tax;

(B) any Affected Person that is not a U.S. Person (a “Foreign Affected Person”) shall, to the extent it is legally entitled to do so, deliver to each Withholding Agent (in such number of copies as shall be reasonably requested by such Withholding Agreement) on or prior to the date on which such Foreign Affected Person becomes an Affected Person with respect to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, but only if such Foreign Affected Person is legally entitled to do so), whichever of the following is applicable:

(1) in the case of such an Affected Person claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of Internal Revenue Service Form W-8ECI;

(3) in the case of a Foreign Affected Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Affected Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E; or

(4) to the extent such Affected Person is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form

W-8ECI, Internal Revenue Service Form W-8BEN, or Internal Revenue Service Form W-8BEN-E, a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Affected Person is a partnership and one or more direct or indirect partners of such Affected Person are claiming the portfolio interest exemption, such Affected Person may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and

(C) any Foreign Affected Person, to the extent it is legally entitled to do so, shall deliver to each Withholding Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Affected Person becomes an Affected Person under this Agreement (and from time to time thereafter upon the reasonable request of such Withholding Agent) executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit such Withholding Agent to determine the withholding or deduction required to be made.

(g) Documentation Required by FATCA. If a payment made to an Affected Person under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Affected Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Affected Person shall deliver to each Withholding Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by such Withholding Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Withholding Agent as may be necessary for such Withholding Agent to comply with its obligations under FATCA and to determine that such Affected Person has complied with such Affected Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with FATCA.

(h) Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Credit Party or any other Affected person, the termination of the Commitments and the repayment, satisfaction or discharge of all the Borrower Obligations and the Servicer’s obligations hereunder.

(i) Updates. Each Affected Person agrees that if any form or certification it previously delivered pursuant to this Section 5.03 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(j) Intended Tax Treatment. Notwithstanding anything to the contrary herein or in any other Transaction Document, all parties to this Agreement covenant and agree to treat each Loan under this Agreement as debt (and all Interest as interest) for all federal, state, local and franchise tax purposes and agree not to take any position on any tax return inconsistent with the foregoing.

(k) Refunds. If any Affected Person determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such Affected Person and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). In the event such Affected Person is required to repay such refund to the relevant Governmental Authority, such indemnifying party shall repay to such Affected Person, upon the request of such Affected Person, the amount of the refund paid by such Affected Person to such indemnifying party pursuant to the prior sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority). This paragraph shall not be construed to require any Affected Person to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

SECTION 5.04. Inability to Determine Euro-Rate; Change in Legality.

(a) If any Lender shall have determined (which determination shall be conclusive and binding upon the parties hereto) before the first day of any Interest Period (with respect to the Euro-Rate determined by reference to Adjusted LIBOR) or on any day (with respect to the Euro-Rate determined by reference to LMIR), by reason of circumstances affecting the interbank Eurodollar market, either that: (i) dollar deposits in the relevant amounts and for the relevant Interest Period or day, as applicable, are not available, (ii) adequate and reasonable means do not exist for ascertaining the Euro-Rate for such Interest Period or day, as applicable, or (iii) the Euro-Rate determined pursuant hereto does not accurately reflect the cost to such Lender (as conclusively determined by such Lender) of maintaining any Portion of Capital during such Interest Period or day, as applicable, such Lender shall promptly give telephonic notice of such determination, confirmed in writing, to the Administrative Agent and the Borrower before the first day of any Interest Period (with respect to the Euro-Rate determined by reference to Adjusted LIBOR) or on such day (with respect to the Euro-Rate determined by reference to LMIR). Upon delivery of such notice: (i) no Portion of Capital shall be funded thereafter at the Euro-Rate unless and until such Lender shall have given notice to the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist and (ii) with respect to any outstanding Portion of Capital then funded at the Euro-Rate, the Interest Rate with respect to such Portion of Capital shall automatically be converted to the Base Rate on the last day of the then-current Interest Period (with respect to the Euro-Rate determined by reference to Adjusted LIBOR) or immediately (with respect to the Euro-Rate determined by reference to LMIR).

(b) If, on or before the first day of any Interest Period (with respect to the Euro-Rate determined by reference to Adjusted LIBOR) or on any day (with respect to the Euro-Rate determined by reference to LMIR), any Lender shall have been notified by any Affected Person that such Lender has determined (which determination shall be final and conclusive) that any Change in Law, or compliance by such Lender with any Change in Law, shall make it unlawful or impossible for such Lender to fund or maintain any Portion of Capital at or by reference to the Euro-Rate, such Lender shall notify the Borrower and the Administrative Agent thereof. Upon receipt of such notice, until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such determination no longer apply, (i) no Portion of Capital shall be funded at or by reference to the Euro-Rate and (ii) the Interest Rate for any outstanding Portions of Capital then funded at the Euro-Rate shall be automatically converted to the Base Rate either (x) on the last day of the then-current Interest Period (with respect to the Euro-Rate determined by reference to Adjusted LIBOR) or immediately (with respect to the Euro-Rate determined by reference to LMIR), in either case, only if such Lender may lawfully continue to maintain such Portion of Capital at or by reference to the Euro-Rate prior to such conversion or (y) immediately, if such Lender may not lawfully continue to maintain such Portion of Capital at or by reference to the Euro-Rate during such period.

SECTION 5.05. Security Interest.

(a) As security for the performance by the Borrower of all the terms, covenants and agreements on the part of the Borrower to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Capital and all Interest in respect of the Loans and all other Borrower Obligations, the Borrower hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in, all of the Borrower’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Collateral”): (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Boxes and Lock-Box Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Boxes and Lock-Box Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Borrower under the Purchase and Sale Agreement and (vi) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.

The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Collateral, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. The Borrower hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

Immediately upon the occurrence of the Final Payout Date, the Collateral shall be automatically released from the lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Lenders and the other Credit Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrower; provided, however, that promptly following written request therefor by the Borrower delivered to the Administrative Agent following any such termination, and at the expense of the Borrower, the Administrative Agent shall execute and deliver to the Borrower UCC-3 termination statements and such other documents as the Borrower shall reasonably request to evidence such termination.

SECTION 5.06. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 5.01 or Section 5.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Affected Person pursuant to Section 5.03, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01, Section 5.03 or Section 5.04, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) At any time there is more than one Lender, the Borrower shall be permitted to replace any Lender who has requested compensation under Section 5.01 or Section 5.04, or if the Borrower is required to pay any additional amount to such Lender or any Governmental Authority for the account of such Lender pursuant to Section 5.03, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.6(a); provided, however, that the Borrower shall be permitted to replace any Lender which is the Administrative Agent or an Affiliate thereof only, if, in either case, the Administrative Agent is also replaced contemporaneously, pursuant to documents reasonably satisfactory to the Administrative Agent and the Administrative Agent has received payment of an amount equal to all amount payable to the Administrative Agent hereunder and under each of the other Transaction Document; provided further that (i) such replaced Lender shall have received payment of an amount equal to the aggregate outstanding Capital of such Lender, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Transaction Documents (including any amounts under Section 5.02) from the assignee (to the extent of such outstanding Capital and accrued interest and fees) or the Borrower (in the case of all other amounts), (ii) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (iii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts requested, subject to the terms of this Agreement, and (iv) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender

ARTICLE VI

CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS

SECTION 6.01. Conditions Precedent to Effectiveness and the Initial Credit Extension. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit H hereto, in each case, in form and substance acceptable to the Administrative Agent and (b) all fees and expenses payable by the Borrower on the Closing Date to the Credit Parties have been paid in full in accordance with the terms of the Transaction Documents.

SECTION 6.02. Conditions Precedent to All Credit Extensions. Each Credit Extension hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a) in the case of a Revolving Loan, the Borrower shall have delivered to the Administrative Agent and each Lender a Revolving Loan Request for such Revolving Loan, in accordance with Section 2.03(a);

(b) the Servicer shall have delivered to the Administrative Agent and each Lender all Information Packages and Bi-Weekly Reports, if any, required to be delivered hereunder;

(c) the conditions precedent to such Credit Extension specified in Section 2.01 and Section 2.02(i) through (iv), as applicable, shall be satisfied; and

(d) on the date of such Credit Extension the following statements shall be true and correct (and upon the occurrence of such Credit Extension, the Borrower and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i) the representations and warranties of the Borrower and the Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Credit Extension as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii) no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Credit Extension;

(iii) no Borrowing Base Deficit exists or would exist after giving effect to such Credit Extension; and

(iv) the Termination Date has not occurred.

SECTION 6.03.Conditions Precedent to All Releases. Each Release hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a) after giving effect to such Release, the Servicer shall be holding in trust for the benefit of the Secured Parties an amount of Collections sufficient to pay the sum of (x) all accrued and unpaid Servicing Fees, Interest, Fees and Breakage Fees, in each case, through the date of such Release, (y) the amount of any Borrowing Base Deficit and (z) the amount of all other accrued and unpaid Borrower Obligations through the date of such Release;

(b) on the date of such Release the following statements shall be true and correct (and upon the occurrence of such Release, the Borrower and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i) the representations and warranties of the Borrower and the Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Release as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii) no Event of Default has occurred and is continuing, and no Event of Default would result from such Release;

(iii) no Borrowing Base Deficit exists or would exist after giving effect to such Release; and

(iv) the Termination Date has not occurred.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

SECTION 7.01. Representations and Warranties of the Borrower. The Borrower represents and warrants to each Credit Party as of the Closing Date, on each Settlement Date and on each day on which a Credit Extension shall have occurred:

(a) Organization and Good Standing. The Borrower is a duly organized and validly existing limited liability company in good standing under the laws of the State of North Carolina and has full power and authority under its organizational documents and under the laws of the State of North Carolina to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b) Due Qualification. The Borrower is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization. The Borrower (i) has all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) grant a security interest in the Collateral to the Administrative Agent on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary action such grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.

(d) Binding Obligations. This Agreement and each of the other Transaction Documents to which the Borrower is a party constitutes legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to which the Borrower is a party, and the fulfillment of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under its organizational documents or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument to which the Borrower is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of the Collateral pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law, except to the extent that any such conflict, breach, default, Adverse Claim or violation could not reasonably be expected to have a Material Adverse Effect on the Borrower.

(f) Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending or, to the best knowledge of the Borrower, threatened, against the Borrower before any Governmental Authority and (ii) the Borrower is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the grant of a security interest in any Collateral by the Borrower to the Administrative Agent, the ownership or acquisition by the Borrower of any Pool Receivables or other Collateral or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (C) seeks any determination or ruling that could materially and adversely affect the performance by the Borrower of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.

(g) Governmental Approvals. Except (i) for the filing of UCC financing statements as contemplated by Section 6.1 to occur on the date hereof and (ii) where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by the Borrower in connection with the grant of a security interest in the Collateral to the Administrative Agent hereunder or the due execution, delivery and performance by the Borrower of this Agreement or any other Transaction Document to which it is a party and the consummation by the Borrower of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.

(h) Margin Regulations. The Borrower is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System).

(i) Solvency. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, the Borrower is Solvent.

(j) Offices; Legal Name. The Borrower’s sole jurisdiction of organization is the State of North Carolina and such jurisdiction has not changed within four months prior to the date of this Agreement. The office of the Borrower is located at the applicable address specified on Schedule III hereto. The legal name of the Borrower is Quintiles Funding LLC.

(k) Investment Company Act. The Borrower (i) is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act and (ii) is not a “covered fund” under the Volcker Rule.

(l) No Material Adverse Effect. Since the date of formation of the Borrower there has been no Material Adverse Effect with respect to the Borrower.

(m) Accuracy of Information. All Information Packages, Bi-Weekly Reports, Revolving Loan Requests, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Credit Party by or on behalf of the Borrower pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, are, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Credit Party, and do not contain any material misstatement of fact or omit to state a material fact necessary to make the statements therein, taken as a whole, not misleading in the light of the circumstances under which such statements were made.

(n) Anti-Money Laundering/International Trade Law Compliance. No Covered Entity is a Sanctioned Person. No Covered Entity, either in its own right or through any third party, (i) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (iii) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(o) Perfection Representations.

(i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Borrower’s right, title and interest in, to and under the Collateral which (A) security interest has been perfected and is enforceable against creditors of and purchasers from the Borrower and (B) will be free of all Adverse Claims (other than Permitted Adverse Claims) in such Collateral.

(ii) The Receivables constitute “accounts” or “general intangibles” or “tangible chattel paper” within the meaning of Section 9-102 of the UCC.

(iii) The Borrower owns and has good and marketable title to the Collateral free and clear of any Adverse Claim (other than Permitted Adverse Claims) of any Person.

(iv) All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) the sale and contribution of the Receivables and Related Security from each Originator to the Borrower pursuant to the Purchase and Sale Agreement and the grant by the Borrower of a security interest in the Collateral to the Administrative Agent pursuant to this Agreement.

(v) Other than the security interest granted to the Administrative Agent pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral except as permitted by this Agreement and the other Transaction Documents. The Borrower has not authorized the filing of and is not aware of any financing statements filed against the Borrower that include a description of collateral covering the Collateral other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated. The Borrower is not aware of any judgment lien, ERISA lien or tax lien filings against the Borrower.

(vi) All chattel paper evidencing Pool Receivables is being held by the Servicer as bailee for the Secured Parties and the Borrower at the locations identified in Schedule V or has been delivered to the Administrative Agent or the Administrative Agent’s designee. No such chattel paper is in the possession of any Person other than the Servicer, the Administrative Agent or the Administrative Agent’s designee. No chattel paper evidencing Pool Receivables have any marks or notations indicating that it has been pledged, assigned or otherwise conveyed to any Person other than an Originator, the Borrower or the Administrative Agent.

(p) The Lock-Boxes and Lock-Box Accounts.

(i) Nature of Lock-Box Accounts. Each Lock-Box Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii) Ownership. Each Lock-Box and Lock-Box Account is in the name of the Borrower, and the Borrower owns and has good and marketable title to the Lock-Box Accounts free and clear of any Adverse Claim.

(iii) Perfection. The Borrower has delivered to the Administrative Agent a fully executed Lock-Box Agreement relating to each Lock-Box and Lock-Box Account, pursuant to which each applicable Lock-Box Bank has agreed to comply with the instructions originated by the Administrative Agent directing the disposition of funds in such Lock-Box and Lock-Box Account without further consent by the Borrower, the Servicer or any other Person. The Administrative Agent has “control” (as defined in Section 9-104 of the UCC) over each Lock-Box Account.

(iv) Instructions. Neither the Lock-Boxes nor the Lock-Box Accounts are in the name of any Person other than the Borrower. Neither the Borrower nor the Servicer has consented to the applicable Lock-Box Bank complying with instructions of any Person other than the Administrative Agent.

(q) [Reserved].

(r) Compliance with Law. The Borrower has complied in all material respects with all Applicable Laws to which it may be subject.

(s) Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(t) Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.

(u) Taxes. The Borrower has (i) timely filed all tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP. The Borrower (i) is, and shall at all relevant times continue to be, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes and (ii) is not and will not at any relevant time become an association (or publicly traded partnership) taxable as an association for U.S. federal income tax purposes.

(v) Opinions. The facts regarding the Borrower, the Servicer, each Originator, the Performance Guarantor, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(w) Other Transaction Documents. Each representation and warranty made by the Borrower under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

(x) No Linked Accounts. Except for the Intermediate Account, there are no “Linked Accounts” (as defined in the Lock-Box Agreement with Wells Fargo Bank, National Association) with respect to any Lock-Box Account maintained at Wells Fargo Bank, National Association.

(y) Reaffirmation of Representations and Warranties. On the date of each Credit Extension, on the date of each Release, on each Settlement Date and on the date each Information Package or Bi-Weekly Report is delivered to the Administrative Agent or any Lender hereunder, the Borrower shall be deemed to have certified that (i) all representations and warranties of the Borrower hereunder are true and correct in all material respects on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such date) and (ii) no Event of Default or an Unmatured Event of Default has occurred and is continuing or will result from such Credit Extension or Release.

SECTION 7.02. Representations and Warranties of the Servicer. The Servicer represents and warrants to each Credit Party as of the Closing Date, on each Settlement Date and on each day on which a Credit Extension shall have occurred:

(a) Organization and Good Standing. The Servicer is a duly organized and validly existing corporation in good standing under the laws of the State of North Carolina and has full power and authority under its organizational documents and under the laws of the State of North Carolina to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b) Due Qualification. The Servicer is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization. The Servicer (i) has all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (ii) has duly authorized by all necessary action the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.

(d) Binding Obligations. This Agreement and each of the other Transaction Documents to which the Servicer is a party constitutes legal, valid and binding obligations of the Servicer, enforceable against the Servicer in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Conflict or Violation. The execution and delivery of this Agreement and each other Transaction Document to which the Servicer is a party, the performance of the transactions contemplated by this Agreement and the other Transaction Documents to which the Servicer is a party and the fulfillment of the terms hereof and thereof by the Servicer will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under its organizational documents or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which the Servicer is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument, other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law, except to the extent that any such conflict, breach, default, Adverse Claim or violation could not reasonably be expected to have a Material Adverse Effect on the Servicer.

(f) Litigation and Other Proceedings. There is no action, suit, proceeding or investigation pending or, to the Servicer’s knowledge, threatened, against the Servicer before any Governmental Authority that: (i) asserts the invalidity of this Agreement or any other Transaction Document, (ii) seeks to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document or (iii) seeks any determination or ruling that could materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document.

(g) No Consents. The Servicer is not required to obtain the consent of any other party or any consent, license, approval, registration, authorization or declaration of or with any Governmental Authority in connection with the execution, delivery, or performance by the Servicer of this Agreement or any other Transaction Document to which it is a party, except where the failure to obtain or make such consent, license, approval, order, registration, authorization or declaration could not reasonably be expected to have a Material Adverse Effect.

(h) Compliance with Applicable Law. The Servicer (i) shall duly satisfy all of its obligations under or in connection with the Pool Receivables and the related Contracts, (ii) has maintained in effect all qualifications required under Applicable Law in order to properly service the Pool Receivables and (iii) has complied in all material respects with all Applicable Laws to which it may be subject in connection with servicing the Pool Receivables.

(i) Accuracy of Information. All Information Packages, Bi-Weekly Reports, Revolving Loan Requests, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Credit Party by or on behalf of the Servicer pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, are, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Credit Party, and do not contain any material misstatement of fact or omit to state a material fact necessary to make the statements therein, taken as a whole, not misleading in the light of the circumstances under which such statements were made.

(j) Location of Records. The offices where the initial Servicer keeps all of its records relating to the servicing of the Pool Receivables are located at 4820 Emperor Boulevard, Durham, North Carolina, 27703.

(k) Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contracts.

(l) Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.

(m) Servicing Programs. No license or approval is required for the Administrative Agent’s use of any software or other computer program used by the Servicer, any Originator or any Sub-Servicer in the servicing of the Pool Receivables, other than those which have been obtained and are in full force and effect.

(n) Servicing of Pool Receivables. Since the Closing Date there has been no material adverse change in the ability of the Servicer or any Sub-Servicer to service and collect the Pool Receivables and the Related Security.

(o) Other Transaction Documents. Each representation and warranty made by the Servicer under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

(p) No Material Adverse Effect. Since September 30, 2014, there has been no Material Adverse Effect on the Servicer.

(q) Investment Company Act. The Servicer is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

(r) Anti-Money Laundering/International Trade Law Compliance. No Covered Entity is a Sanctioned Person. No Covered Entity, either in its own right or through any third party, (i) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (iii) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(s) Financial Condition. The consolidated balance sheets of the Parent and its consolidated Subsidiaries as of September 30, 2014 and the related statements of income and shareholders’ equity of the Parent and its consolidated Subsidiaries for the fiscal quarter then ended, copies of which have been furnished to the Administrative Agent and the Lenders, present fairly in all material respects the consolidated financial position of the Parent and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP.

(t) Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(u) Taxes. The Servicer has (i) timely filed all tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(v) Opinions. The facts regarding the Borrower, the Servicer, each Originator, the Performance Guarantor, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(w) Chattel Paper. All chattel paper evidencing Pool Receivables is being held by the Servicer as bailee for the Secured Parties and the Borrower at the locations identified in Schedule V or has been delivered to the Administrative Agent or the Administrative Agent’s designee. No such chattel paper is in the possession of any Person other than the Servicer, the Administrative Agent or the Administrative Agent’s designee.

(x) No Linked Accounts. Except for the Intermediate Account, there are no “Linked Accounts” (as defined in the Lock-Box Agreement with Wells Fargo Bank, National Association) with respect to any Lock-Box Account maintained at Wells Fargo Bank, National Association.

(y) Reaffirmation of Representations and Warranties. On the date of each Credit Extension, on the date of each Release, on each Settlement Date and on the date each Information Package or Bi-Weekly Report is delivered to the Administrative Agent or any Lender hereunder, the Servicer shall be deemed to have certified that (i) all representations and warranties of the Servicer hereunder are true and correct in all material respects on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such date) and (ii) no Event of Default or an Unmatured Event of Default has occurred and is continuing or will result from such Credit Extension or Release.

ARTICLE VIII

COVENANTS

SECTION 8.01. Covenants of the Borrower. At all times from the Closing Date until the Final Payout Date:

(a) Payment of Principal and Interest. The Borrower shall duly and punctually pay Capital, Interest, Fees and all other amounts payable by the Borrower hereunder in accordance with the terms of this Agreement.

(b) Existence. The Borrower shall keep in full force and effect its existence and rights as a limited liability company under the laws of the State of North Carolina, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents and the Collateral.

(c) Financial Reporting. The Borrower will maintain a system of accounting established and administered in accordance with GAAP, and the Borrower (or the Servicer on its behalf) shall furnish to the Administrative Agent and each Lender:

(i) Annual Financial Statements of the Borrower. Promptly upon completion and in no event later than 90 days after the close of each fiscal year of the Borrower, annual unaudited financial statements of the Borrower certified by a Financial Officer of the Borrower that they fairly present in all material respects, in accordance with GAAP, the financial condition of the Borrower as of the date indicated and the results of its operations for the periods indicated.

(ii) Information Packages. Not later than two (2) Business Days prior to each Settlement Date, an Information Package as of the most recently completed Fiscal Month.

(iii) Bi-Weekly Reports. Following and during the continuation of a Ratings Event (and not to be required at any other time), not later than the second Business Day of each second calendar week, a Bi-Weekly Report as of the most recently completed two week period shall be provided (but only so long as long as a Ratings Event shall have occurred and is continuing as of such date).

(iv) Other Information. Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

(v) Quarterly Financial Statements of Parent. Promptly upon completion and in no event later than 45 days following the end of each of the first three fiscal quarters in each of Parent’s fiscal years, (A) the unaudited consolidated balance sheet and statements of income of Parent and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of earnings and cash flows for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, in each case setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year, all of which shall be certified by a Financial Officer of Parent that they fairly present in all material respects, in accordance with GAAP, the financial condition of Parent and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes and (B) management’s discussion and analysis of the important operational and financial developments during such fiscal quarter.

(vi) Annual Financial Statements of Parent. Within 90 days after the close of each fiscal year of Parent, the consolidated balance sheet of Parent and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of earnings and cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year, all reported on by independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception) to the effect that such consolidated financial statements present fairly in all material respects, in accordance with GAAP, the financial condition of Parent and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated.

(vii) Other Reports and Filings. Promptly (but in any event within ten days) after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Parent or any of its consolidated Subsidiaries shall publicly file with the SEC.

(viii) Notwithstanding anything herein to the contrary, any financial information, proxy statements or other material required to be delivered pursuant to this paragraph (c) shall be deemed to have been furnished to each of the Administrative Agent and each Lender on the date that such report, proxy statement or other material is posted on the SEC’s website at www.sec.gov.

(d) Notices. The Borrower (or the Servicer on its behalf) will notify the Administrative Agent and each Lender in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after) a Financial Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i) Notice of Events of Default or Unmatured Events of Default. A statement of a Financial Officer of the Borrower setting forth details of any Event of Default or Unmatured Event of Default that has occurred and is continuing and the action which the Borrower proposes to take with respect thereto.

(ii) Representations and Warranties. The failure of any representation or warranty made or deemed to be made by the Borrower under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding on the Borrower, the Servicer, the Performance Guarantor, or any Originator, which with respect to any Person other than the Borrower, could reasonably be expected to have a Material Adverse Effect.

(iv) Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Collateral or any portion thereof, (B) any Person other than the Borrower, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Lock-Box Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v) Name Changes. Any change in any Originator’s or the Borrower’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements.

(vi) Change in Accountants or Accounting Policy. Any change in (i) the external accountants of the Borrower, the Servicer, any Originator or the Parent or (ii) any material accounting policy of any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).

(vii) Termination Event. The occurrence of a Termination Event under the Purchase and Sale Agreement.

(viii) Material Adverse Change. Any material adverse change in the business, operations, property or financial or other condition of the Borrower, any Originator, the Servicer or the Performance Guarantor.

(e) Conduct of Business. The Borrower will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(f) Compliance with Laws. The Borrower will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.

(g) Furnishing of Information and Inspection of Receivables. The Borrower will furnish or cause to be furnished to the Administrative Agent and each Lender from time to time such information with respect to the Pool Receivables and the other Collateral as the Administrative Agent or any Lender may reasonably request. The Borrower will, at the Borrower’s expense, during regular business hours with prior written notice (i) permit the Administrative Agent and each Lender or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool

Receivables or other Collateral, (B) visit the offices and properties of the Borrower for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Collateral or the Borrower’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Borrower having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Borrower’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to such Pool Receivables and other Collateral; provided, that the Borrower shall be required to reimburse the Administrative Agent for only one (1) such review pursuant to clause (ii) above in any twelve-month period, unless an Event of Default has occurred and is continuing.

(h) Payments on Receivables, Lock-Box Accounts. The Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Lock-Box Account or a Lock-Box. The Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, maintain such books and records necessary to (i) identify Collections received from time to time on Pool Receivables, (ii) segregate such Collections from other property of the Servicer and the Originators, (iii) identify Subject Collections received from time to time and (iv) segregate such Subject Collections from other property of the Servicer and the Originators. The Borrower (or the Servicer on its behalf) shall provide such information with respect to Subject Collections deposited into each Lock-Box Account (and any related Lock-Box) as reasonably requested by the Administrative Agent. If any payments on the Pool Receivables or other Collections are received by the Borrower (other than into a Lock-Box Account), the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Lock-Box Account. The Borrower (or the Servicer on its behalf) will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Agreement. The Borrower shall not permit funds other than (i) Collections on Pool Receivables, (ii) other Collateral and (iii) Subject Collections, to be deposited into any Lock-Box Account. If such funds are nevertheless deposited into any Lock-Box Account, the Borrower (or the Servicer on its behalf) will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Borrower will not, and will not permit the Servicer, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent or any other Secured Party is entitled, with any other funds (other than Subject Collections). The Borrower shall only add a Lock-Box Account (or a related Lock-Box) or a Lock-Box Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of a Lock-Box Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Lock-Box Bank. The Borrower shall only terminate a Lock-Box Bank or close a Lock-Box Account (or a related Lock-Box) with prior written notice to the Administrative Agent.

Notwithstanding anything to the contrary set forth above, if an Event of Default or Ratings Event has occurred and is continuing:

(i) within two Business Days of the deposit of any Subject Collections into any Lock-Box Account (or the related Lock-Box), the Borrower (or the Servicer on its behalf) shall identify the portion of funds deposited into each Lock-Box Account (and any related Lock-Box) that represent Subject Collections;

(ii) the Borrower (or the Servicer on its behalf) shall instruct the obligor of each Subject Receivable to cease remitting payments with respect to all Subject Receivables to any Lock-Box Account or Lock-Box and to instead remit payments with respect thereto to any other account or lock-box (other than a Lock-Box Account or Lock-Box or any other account owned by the Borrower) from time to time identified to such obligor; and

(iii) the Borrower shall take commercially reasonable efforts to ensure that no Subject Collections are deposited into any Lock-Box or Lock-Box Account.

(i) Sales, Liens, etc. Except as otherwise provided herein, the Borrower will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable or other Collateral, or assign any right to receive income in respect thereof.

(j) Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 9.02, the Borrower will not, and will not permit the Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Borrower shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(k) Change in Credit and Collection Policy. The Borrower will not make any material change in the Credit and Collection Policy without the prior written consent of the Administrative Agent and the Majority Lenders. Promptly following any change in the Credit and Collection Policy, the Borrower will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent and each Lender.

(l) Fundamental Changes. The Borrower shall not, without the prior written consent of the Administrative Agent and the Majority Lenders, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or (ii) to be directly or indirectly owned by any Person other than Quintiles. The Borrower shall provide the Administrative Agent with at least 30 days’ prior written notice before making any change in the Borrower’s name or location or making any other change in the Borrower’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement or any other Transaction Document “seriously misleading” as such term (or similar term) is used in the applicable UCC; each notice to the Administrative Agent pursuant to this sentence shall set forth the applicable change and the proposed effective date thereof.

(m) Books and Records. The Borrower shall maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(n) [Reserved].

(o) Change in Payment Instructions to Obligors. The Borrower shall not (and shall not permit the Servicer or any Sub-Servicer to) add, replace or terminate any Lock-Box Account (or any related Lock-Box) or make any change in its (or their) instructions to the Obligors regarding payments to be made to the Lock-Box Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Lock-Box Account (or any related Lock-Box), unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) a signed and acknowledged Lock-Box Agreement (or an amendment thereto) with respect to such new Lock-Box Accounts (or any related Lock-Box), and the Administrative Agent shall have consented to such change in writing.

(p) Security Interest, Etc. The Borrower shall (and shall cause the Servicer to), at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable first priority perfected security interest in the Collateral, in each case free and clear of any Adverse Claim, in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Borrower shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections. The Borrower shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Borrower to file such financing statements under the UCC without the signature of the Borrower, any Originator or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Borrower shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

(q) Certain Agreements. Without the prior written consent of the Administrative Agent and the Lenders, the Borrower will not (and will not permit any Originator or the Servicer to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of the Borrower’s organizational documents which requires the consent of the “Independent Director” (as such term is used in the Borrower’s Certificate of Formation and Limited Liability Company Agreement).

(r) Other Business. The Borrower will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances other than pursuant to this Agreement or the Subordinated Notes or (iii) form any Subsidiary or make any investments in any other Person.

(s) Use of Collections Available to the Borrower. The Borrower shall apply the Collections available to the Borrower to make payments in the following order of priority: (i) the payment of its obligations under this Agreement and each of the other Transaction Documents (other than the Subordinated Notes), (ii) the payment of accrued and unpaid interest on the Subordinated Notes and (iii) other legal and valid purposes.

(t) Further Assurances; Change in Name or Jurisdiction of Origination, etc. (i) The Borrower hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce the Secured Parties’ rights and remedies under this Agreement and the other Transaction Document. Without limiting the foregoing, the Borrower hereby authorizes, and will, upon the request of the Administrative Agent, at the Borrower’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

(ii) The Borrower authorizes the Administrative Agent to file financing statements, continuation statements and amendments thereto and assignments thereof, relating to the Receivables, the Related Security, the related Contracts, Collections with respect thereto and the other Collateral without the signature of the Borrower. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

(iii) The Borrower shall at all times be organized under the laws of the State of North Carolina and shall not take any action to change its jurisdiction of organization.

(iv) The Borrower will not change its name, location, identity or corporate structure unless (x) the Borrower, at its own expense, shall have taken all action necessary or appropriate to perfect or maintain the perfection of the security interest under this Agreement (including, without limitation, the filing of all financing statements and the taking of such other action as the Administrative Agent may request in connection with such change or relocation) and (y) if requested by the Administrative Agent, the Borrower shall cause to be delivered to the Administrative Agent, an opinion, in form and substance satisfactory to the Administrative Agent as to such UCC perfection and priority matters as the Administrative Agent may request at such time.

(u) Anti-Money Laundering/International Trade Law Compliance. The Borrower will not become a Sanctioned Person. No Covered Entity, either in its own right or through any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (d) use the proceeds of any Credit Extension to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law. The funds used to repay each Credit Extension will not be derived from any unlawful activity. The Borrower shall comply with all Anti-Terrorism Laws. The Borrower shall promptly notify the Administrative Agent and each Lender in writing upon the occurrence of a Reportable Compliance Event.

(v) The Borrower has not used and will not use the proceeds of any Credit Extension to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(w) Borrower’s Net Worth. The Borrower shall not permit the Borrower’s Net Worth to be less than the Required Capital Amount.

(x) Commingling. The Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, ensure that for each calendar month, that no more than 30.0% (or during the continuation of a Ratings Event, 0%) of the aggregate amount of all funds deposited into the Lock-Box Accounts during such calendar month constitute Subject Collections.

(y) Chattel Paper. The Borrower shall cause all chattel paper evidencing Pool Receivables to be held by the Servicer as bailee for the Secured Parties and the Borrower at the locations identified in Schedule V; provided, however, that, if so instructed by the Administrative Agent following the occurrence and during the continuance of an Event of Default or a Ratings Event, the Borrower shall cause the Servicer (at its sole cost and expense) promptly (but not later than five Business Days following such instruction) to deliver all such chattel paper to the Administrative Agent or the Administrative Agent’s designee. The Borrower shall not permit any such chattel paper to be in the possession of any Person other than the Servicer, the Administrative Agent or the Administrative Agent’s designee.

(z) Linked Accounts. Except for the Intermediate Account, the Borrower shall not permit any “Linked Account” (as defined in the Lock-Box Agreement with Wells Fargo Bank, National Association) to exist with respect to any Lock-Box Account maintained at Wells Fargo Bank, National Association; provided, however, that at any time during the continuance of an Event of Default, an Unmatured Event of Default or a Ratings Event, the Borrower shall, if so instructed by the Administrative Agent (in its sole discretion), cause the Intermediate Account to cease being a “Linked Account” promptly, but not later than 2 Business Days following the Borrower’s or the Servicer’s receipt of such instruction.

SECTION 8.02. Covenants of the Servicer. At all times from the Closing Date until the Final Payout Date:

(a) Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with GAAP, and the Servicer shall furnish to the Administrative Agent and each Lender:

(i) Compliance Certificates. (a) A compliance certificate promptly upon completion of the annual report of the Parent and in no event later than 90 days after the close of the Servicer’s fiscal year, in form and substance substantially similar to Exhibit G signed by a Financial Officer of the Servicer stating that no Event of Default or Unmatured Event of Default has occurred and is continuing, or if any Event of Default or Unmatured Event of Default has occurred and is continuing, stating the nature and status thereof and (b) within 30 days after the close of each fiscal quarter of the Servicer, a compliance certificate in form and substance substantially similar to Exhibit G signed by a Financial Officer of the Servicer stating that no Event of Default or Unmatured Event of Default has occurred and is continuing, or if any Event of Default or Unmatured Event of Default has occurred and is continuing, stating the nature and status thereof.

(ii) Information Packages. Not later than two (2) Business Days prior to each Settlement Date, an Information Package as of the most recently completed Fiscal Month.

(iii) Bi-Weekly Reports. Following and during the continuation of a Ratings Event (and not to be required at any other time), not later than the second Business Day of each second calendar week, a Bi-Weekly Report as of the most recently completed two week period shall be provided (but only so long as long as a Ratings Event shall have occurred and is continuing as of such date).

(iv) Other Information. Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request, including any information available to the Borrower, the Servicer or any Originator as the Administrative Agent or any Lender may reasonably request.

(b) Notices. The Servicer will notify the Administrative Agent and each Lender in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after) a Financial Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i) Notice of Events of Default or Unmatured Events of Default. A statement of a Financial Officer of the Servicer setting forth details of any Event of Default or Unmatured Event of Default that has occurred and is continuing and the action which the Servicer proposes to take with respect thereto.

(ii) Representations and Warranties. The failure of any representation or warranty made or deemed made by the Servicer under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which could reasonably be expected to have a Material Adverse Effect.

(iv) Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Collateral or any portion thereof, (B) any Person other than the Borrower, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Lock-Box Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v) Name Changes. At least thirty (30) days before any change in any Originator’s or the Borrower’s name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof.

(vi) Change in Accountants or Accounting Policy. Any change in (i) the external accountants of the Borrower, the Servicer, any Originator or the Parent or (ii) any material accounting policy of any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document.

(vii) Material Adverse Change. Promptly after the occurrence thereof, notice of any material adverse change in the business, operations, property or financial or other condition of any Originator, the Servicer, the Performance Guarantor, or the Borrower.

(c) Conduct of Business. The Servicer will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, and will do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect.

(d) Compliance with Laws. The Servicer will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.

(e) Furnishing of Information and Inspection of Receivables. The Servicer will furnish or cause to be furnished to the Administrative Agent and each Lender from time to time such information with respect to the Pool Receivables and the other Collateral as the Administrative Agent or any Lender may reasonably request. The Servicer will, at the Servicer’s expense, during regular business hours with prior written notice, (i) permit the Administrative Agent and each Lender or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Collateral, (B) visit the offices and properties of the Servicer for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Collateral or the Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Servicer (provided that representatives of the Servicer are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Servicer’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to the Pool Receivables and other Collateral; provided, that the Servicer shall be required to reimburse the Administrative Agent for only one (1) such review pursuant to clause (ii) above in any twelve-month period unless an Event of Default has occurred and is continuing.

(f) Payments on Receivables, Lock-Box Accounts. The Servicer will at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Lock-Box Account or a Lock-Box. The Servicer will, at all times, maintain such books and records necessary to (i) identify Collections received from time to time on Pool Receivables, (ii) segregate such Collections from other property of the Servicer and the Originators, (iii) identify Subject Collections received from time to time and (iv) segregate such Subject Collections from other property of the Servicer and the Originators. The Servicer shall provide such information with respect to Subject Collections deposited into each Lock-Box Account (and any related Lock-Box) as reasonably requested by the Administrative Agent. If any payments on the Pool Receivables or other Collections are received by the Borrower, the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Lock-Box Account. The Servicer shall not permit funds other than (i) Collections on Pool Receivables, other Collateral and (iii) Subject Collections, to be deposited into any Lock-Box Account. If such funds are nevertheless deposited into any Lock-Box Account, the Servicer will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Servicer will not, and will not permit the Borrower, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent or any other Secured Party is entitled, with any other funds (other than Subject Collections). The Servicer shall only add a Lock-Box Account (or a related Lock-Box), or a Lock-Box Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of a Lock-Box Agreement (or an amendment thereto) in form and substance acceptable to the

Administrative Agent from the applicable Lock-Box Bank. The Servicer shall only terminate a Lock-Box Bank or close a Lock-Box Account (or a related Lock-Box) with the prior written notice to the Administrative Agent.

Notwithstanding anything to the contrary set forth above, if an Event of Default or Ratings Event has occurred and is continuing:

(i) within two Business Days of the deposit of any Subject Collections into any Lock-Box Account (or the related Lock-Box), the Servicer shall identify the portion of funds deposited into each Lock-Box Account (and any related Lock-Box) that represent Subject Collections;

(ii) the Servicer shall instruct the obligor of each Subject Receivable to cease remitting payments with respect to all Subject Receivables to any Lock-Box Account or Lock-Box and to instead remit payments with respect thereto to any other account or lock-box (other than a Lock-Box Account or Lock-Box or any account owned by the Borrower) from time to time identified to such obligor; and

(iii) the Servicer shall take commercially reasonable efforts to ensure that no Subject Collections are deposited into any Lock-Box or Lock-Box Account.

(g) Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 9.02, the Servicer will not alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Servicer shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(h) Change in Credit and Collection Policy. The Servicer will not make any material change in the Credit and Collection Policy without the prior written consent of the Administrative Agent and the Majority Lenders. Promptly following any change in the Credit and Collection Policy, the Servicer will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent and each Lender.

(i) Records. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(j) [Reserved].

(k) Change in Payment Instructions to Obligors. The Servicer shall not (and shall not permit any Sub-Servicer to) add, replace or terminate any Lock-Box Account (or any related Lock-Box) or make any change in its instructions to the Obligors regarding payments to be made to the Lock-Box Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Lock-Box Account (or any related Lock-Box), unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) a signed and acknowledged Lock-Box Agreement (or an amendment thereto) with respect to such new Lock-Box Accounts (or any related Lock-Box) and the Administrative Agent shall have consented to such change in writing.

(l) Security Interest, Etc. The Servicer shall, at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable first priority perfected security interest in the Collateral, in each case free and clear of any Adverse Claim in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Servicer shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections. The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Servicer to file such financing statements under the UCC without the signature of the Borrower, any Originator or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

(m) Further Assurances; Change in Name or Jurisdiction of Origination, etc. The Servicer hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce their respective rights and remedies under this Agreement or any other Transaction Document. Without limiting the foregoing, the Servicer hereby authorizes, and will, upon the request of the Administrative Agent, at the Servicer’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

(n) Anti-Money Laundering/International Trade Law Compliance. The Servicer will not become a Sanctioned Person. No Covered Entity, either in its own right or through any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (d) use the proceeds of any Credit Extension to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law. The funds used to repay each Credit Extension will not be derived from any unlawful activity. The Servicer shall comply with all Anti-Terrorism Laws. The Servicer shall promptly notify the Administrative Agent and each Lender in writing upon the occurrence of a Reportable Compliance Event.

(o) Commingling. The Servicer will, and will cause each Originator to, at all times, ensure that for each calendar month, that no more than 30.0% (or during the continuation of a Ratings Event, 0%) of the aggregate amount of all funds deposited into the Lock-Box Accounts during such calendar month constitute Subject Collections.

(p) Chattel Paper. The Servicer shall maintain possession of all chattel paper evidencing Pool Receivables as bailee for the Secured Parties and the Borrower at the locations identified in Schedule V; provided, however, that, if so instructed by the Administrative Agent following the occurrence and during the continuance of an Event of Default or a Ratings Event, the Servicer shall (at its sole cost and expense) promptly (but not later than five Business Days following such instruction) deliver all such chattel paper to the Administrative Agent or the Administrative Agent’s designee. The Servicer shall not permit any such chattel paper to be in the possession of any Person other than the Servicer, the Administrative Agent or the Administrative Agent’s designee.

(q) Linked Accounts. Except for the Intermediate Account, the Servicer shall not permit any “Linked Account” (as defined in the Lock-Box Agreement with Wells Fargo Bank, National Association) to exist with respect to any Lock-Box Account maintained at Wells Fargo Bank, National Association; provided, however, that at any time during the continuance of an Event of Default, an Unmatured Event of Default or a Ratings Event, the Servicer shall, if so instructed by the Administrative Agent (in its sole discretion), cause the Intermediate Account to cease being a “Linked Account” promptly, but not later than 2 Business Days following the Borrower’s or the Servicer’s receipt of such instruction. The Servicer shall at all times ensure that (i) the account balance in the Intermediate Account is greater than zero and will exceed the aggregate “Settlement Item Amount” (as defined in the Lock-Box Agreement with Wells Fargo Bank, National Association) of all “Settlement Items” (as defined in the Lock-Box Agreement with Wells Fargo Bank, National Association) at any time outstanding with respect to the Intermediate Account and (ii) no amount will be debited against any Lock-Box Account as a result of any “Settlement Item” that originated in the Intermediate Account or any other account other than a Lock-Box Account.

SECTION 8.03. Separate Existence of the Borrower. Each of the Borrower and the Servicer hereby acknowledges that the Secured Parties and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Borrower’s identity as a legal entity separate from any Originator, the Servicer, the Performance Guarantor and their Affiliates. Therefore, each of the Borrower and Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrative Agent to continue the Borrower’s identity as a separate legal entity and to make it apparent to third Persons that the Borrower is an entity with assets and liabilities distinct from those of the Performance Guarantor, the Originators, the Servicer and any other Person, and is not a division of the Performance Guarantor, the Originators, the Servicer, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Borrower and the Servicer shall take such actions as shall be required in order that:

(a) Special Purpose Entity. The Borrower will be a special purpose company whose primary activities are restricted in its Certificate of Formation to: (i) purchasing or otherwise acquiring from the Originators, owning, holding, collecting, granting security interests or selling interests in, the Collateral, (ii) entering into agreements for the selling, servicing and financing of the Receivables Pool (including the Transaction Documents) and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities.

(b) No Other Business or Debt. The Borrower shall not engage in any business or activity except as set forth in this Agreement, or incur any indebtedness or liability other than as expressly permitted by the Transaction Documents.

(c) Independent Director. Not fewer than one member of the Borrower’s board of directors (the “Independent Director”) shall be a natural person who (i) has never been, and shall at no time be, an equityholder, director, officer, manager, member, partner, officer, employee or associate, or any relative of the foregoing, of any member of the Parent Group (as hereinafter defined) (other than his or her service as an Independent Director of the Borrower or an independent director of any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any member or members of the Parent Group), (ii) is not a customer or supplier of any member of the Parent Group (other than his or her service as an Independent Director of the Borrower or an independent director of any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any member or members of the Parent Group), (iii) is not any member of the immediate family of a person described in (i) or (ii) above, and (iv) has (x) prior experience as an independent director for a corporation or limited liability company whose organizational or charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (y) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. For purposes of this clause (c), “Parent Group” shall mean (i) the Parent, the Servicer, the Performance Guarantor and each Originator, (ii) each person that directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the membership interests in the Parent, (iii) each person that controls, is controlled by or is under common control with the Parent and (iv) each of such person’s officers, directors, managers, joint venturers and partners. For the purposes of this definition, “control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise. A person shall be deemed to be an “associate” of (A) a corporation or organization of which such person is an officer, director, partner or manager or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (B) any trust or other estate in which such person serves as trustee or in a similar capacity and (C) any relative or spouse of a person described in clause (A) or (B) of this sentence, or any relative of such spouse.

The Borrower shall (A) give written notice to the Administrative Agent of the election or appointment, or proposed election or appointment, of a new Independent Director of the Borrower, which notice shall be given not later than ten (10) Business Days prior to the date such appointment or election would be effective (except when such election or appointment is necessary to fill a vacancy caused by the death, disability, or incapacity of the existing Independent Director, or the failure of such Independent Director to satisfy the criteria for an Independent Director set forth in this clause (c), in which case the Borrower shall provide written notice of such election or appointment within one (1) Business Day) and (B) with any such written notice, certify to the Administrative Agent that the Independent Director satisfies the criteria for an Independent Director set forth in this clause (c).

The Borrower’s Limited Liability Company Agreement shall provide that: (A) the Borrower’s board of directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Borrower unless the Independent Director shall approve the taking of such action in writing before the taking of such action and (B) such provision and each other provision requiring an Independent Director cannot be amended without the prior written consent of the Independent Director.

The Independent Director shall not at any time serve as a trustee in bankruptcy for the Borrower, the Parent, the Performance Guarantor, any Originator, the Servicer or any of their respective Affiliates.

(d) Organizational Documents. The Borrower shall maintain its organizational documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its ability to comply with the terms and provisions of any of the Transaction Documents, including, without limitation, Section 8.01(p).

(e) Conduct of Business. The Borrower shall conduct its affairs strictly in accordance with its organizational documents and observe all necessary, appropriate and customary company formalities, including, but not limited to, holding all regular and special members’ and board of directors’ meetings appropriate to authorize all company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts.

(f) Compensation. Any employee, consultant or agent of the Borrower will be compensated from the Borrower’s funds for services provided to the Borrower, and to the extent that Borrower shares the same officers or other employees as the Servicer (or any other Affiliate thereof), the salaries and expenses relating to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers and employees. The Borrower will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee.

(g) Servicing and Costs. The Borrower will contract with the Servicer to perform for the Borrower all operations required on a daily basis to service the Receivables Pool. The Borrower will not incur any indirect or overhead expenses for items shared with the Servicer (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Borrower (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered.

(h) Operating Expenses. The Borrower’s operating expenses will not be paid by the Servicer, the Parent, the Performance Guarantor, any Originator or any Affiliate thereof.

(i) Stationary. The Borrower will have its own separate stationary.

(j) Books and Records. The Borrower’s books and records will be maintained separately from those of the Servicer, the Parent, the Performance Guarantor, the Originators and any of their Affiliates and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of the Borrower.

(k) Disclosure of Transactions. All financial statements of the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliate thereof that are consolidated to include the Borrower will disclose that (i) the Borrower is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the Borrower’s assets prior to any assets or value in the Borrower becoming available to the Borrower’s equity holders and (ii) the assets of the Borrower are not available to pay creditors of the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliate thereof.

(l) Segregation of Assets. The Borrower’s assets will be maintained in a manner that facilitates their identification and segregation from those of the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliates thereof.

(m) Corporate Formalities. The Borrower will strictly observe limited liability company formalities in its dealings with the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliates thereof, and funds or other assets of the Borrower will not be commingled with those of the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliates thereof except as permitted by this Agreement in connection with servicing the

Pool Receivables. The Borrower shall not maintain joint bank accounts or other depository accounts to which the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliate thereof (other than the Servicer solely in its capacity as such) has independent access. The Borrower is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of the Servicer, the Parent, the Performance Guarantor, the Originators or any Subsidiaries or other Affiliates thereof. The Borrower will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Borrower and such Affiliate.

(n) Arm’s-Length Relationships. The Borrower will maintain arm’s-length relationships with the Servicer, the Parent, the Performance Guarantor, the Originators and any Affiliates thereof. Any Person that renders or otherwise furnishes services to the Borrower will be compensated by the Borrower at market rates for such services it renders or otherwise furnishes to the Borrower. Neither the Borrower on the one hand, nor the Servicer, the Parent, the Performance Guarantor, any Originator or any Affiliate thereof, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Borrower, the Servicer, the Parent, the Performance Guarantor, the Originators and their respective Affiliates will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.

(o) Allocation of Overhead. To the extent that Borrower, on the one hand, and the Servicer, the Parent, the Performance Guarantor, any Originator or any Affiliate thereof, on the other hand, have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and the Borrower shall bear its fair share of such expenses, which may be paid through the Servicing Fee or otherwise.

ARTICLE IX

ADMINISTRATION AND COLLECTION

OF RECEIVABLES

SECTION 9.01. Appointment of the Servicer.

(a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 9.01. Until the Administrative Agent gives notice to QINC (in accordance with this Section 9.01) of the designation of a new Servicer, QINC is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of an Event of Default, the Administrative Agent may (with the consent of the Majority Lenders) and shall (at the direction of the Majority Lenders) designate as Servicer any Person (including itself) to succeed QINC or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b) Upon the designation of a successor Servicer as set forth in clause (a) above, QINC agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and QINC shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of records (including all Contracts) related to Pool Receivables and use by the new Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Pool Receivables and the Related Security.

(c) QINC acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each Credit Party have relied on QINC’s agreement to act as Servicer hereunder. Accordingly, QINC agrees that it will not voluntarily resign as Servicer without the prior written consent of the Administrative Agent and the Majority Lenders.

(d) The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Borrower, the Administrative Agent, and each Credit Party shall have the right to look solely to the Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not an Affiliate of the Parent, the Administrative Agent and the Majority Lenders shall have consented in writing in advance to such delegation.

SECTION 9.02. Duties of the Servicer.

(a) The Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and consistent with the past practices of the Originators. The Servicer shall set aside, for the accounts of each Credit Party, the amount of Collections to which each such Credit Party is entitled in accordance with Article IV hereof. The Servicer may, in accordance with the Credit and Collection Policy and consistent with past practices of the Originators, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under Applicable Laws or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document and (iii) if an Event of Default has occurred and is continuing, the Servicer may take such action only upon the prior written consent of the Administrative Agent. The Borrower shall deliver to the Servicer and the Servicer shall hold for the benefit of the Administrative Agent (individually and for the benefit of each Credit Party), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing, the Administrative Agent may direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable.

(b) The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Borrower the collections of any indebtedness or other obligation that is not a Pool Receivable, less, if QINC or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than QINC or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Borrower all records in its possession that evidence or relate to any indebtedness or other obligation that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness or other obligation that is a Pool Receivable.

(c) The Servicer’s obligations hereunder shall terminate on the Final Payout Date. Promptly following the Final Payout date, the Servicer shall deliver to the Borrower all books, records and related materials that the Borrower previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

SECTION 9.03. Lock-Box Account Arrangements. Prior to the Closing Date, the Borrower shall have entered into Lock-Box Agreements with all of the Lock-Box Banks and delivered executed counterparts of each to the Administrative Agent. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may (with the consent of the Majority Lenders) and shall (upon the direction of the Majority Lenders) at any time thereafter give notice to each Lock-Box Bank that the Administrative Agent is exercising its rights under the Lock-Box Agreements to do any or all of the following: (a) to have the exclusive ownership and control of the Lock-Box Accounts transferred to the Administrative Agent (for the benefit of the Secured Parties) and to exercise exclusive dominion and control over the funds deposited therein, (b) to have the proceeds that are sent to the respective Lock-Box Accounts redirected pursuant to the Administrative Agent’s instructions rather than deposited in the applicable Lock-Box Account and (c) to take any or all other actions permitted under the applicable Lock-Box Agreement. The Borrower hereby agrees that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables and the Borrower hereby further agrees to take any other action that the Administrative Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Borrower or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrative Agent.

SECTION 9.04. Enforcement Rights.

(a) At any time following the occurrence and during the continuation of an Event of Default:

(i) the Administrative Agent (at the Borrower’s expense) may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrative Agent or its designee;

(ii) the Administrative Agent may instruct the Borrower or the Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and the Borrower or the Servicer, as the case may be, shall give such notice at the expense of the Borrower or the Servicer, as the case may be; provided, that if the Borrower or the Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Administrative Agent, the Administrative Agent (at the Borrower’s or the Servicer’s, as the case may be, expense) may so notify the Obligors;

(iii) the Administrative Agent may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) at a place selected by the Administrative Agent and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;

(iv) notify the Lock-Box Banks that the Borrower and the Servicer will no longer have any access to the Lock-Box Accounts;

(v) the Administrative Agent may (or, at the direction of the Majority Lenders shall) replace the Person then acting as Servicer; and

(vi) the Administrative Agent may collect any amounts due from an Originator under the Purchase and Sale Agreement or the Performance Guarantor under the Performance Guaranty.

(b) The Borrower hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Borrower, which appointment is coupled with an interest, to take any and all steps in the name of the Borrower and on behalf of the Borrower necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Collateral, including endorsing the name of the Borrower on checks and other instruments representing

Collections and enforcing such Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

(c) The Servicer hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Servicer, which appointment is coupled with an interest, to take any and all steps in the name of the Servicer and on behalf of the Servicer necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Collateral, including endorsing the name of the Servicer on checks and other instruments representing Collections and enforcing such Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

SECTION 9.05. Responsibilities of the Borrower.

(a) Anything herein to the contrary notwithstanding, the Borrower shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrative Agent, or any other Credit Party of their respective rights hereunder shall not relieve the Borrower from such obligations and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. None of the Credit Parties shall have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Borrower, the Servicer or any Originator thereunder.

(b) QINC hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, QINC shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that QINC conducted such data-processing functions while it acted as the Servicer. In connection with any such processing functions, the Borrower shall pay to QINC its reasonable out-of-pocket costs and expenses from the Borrower’s own funds (subject to the priority of payments set forth in Section 4.01).

SECTION 9.06. Servicing Fee.

(a) Subject to clause (b) below, the Borrower shall pay the Servicer a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the daily average aggregate Outstanding Balance of the Pool Receivables. Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 4.01.

(b) If the Servicer ceases to be QINC or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer hereunder.

ARTICLE X

EVENTS OF DEFAULT

SECTION 10.01. Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) (i) the Borrower, any Originator, the Performance Guarantor or the Servicer shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document (other than any such failure which would constitute an Event of Default under clause (ii) or (iii) of this paragraph (a)), and such failure, solely to the extent capable of cure, shall continue for thirty (30) days following the earlier of knowledge of or notice to any Quintiles Party, (ii) the Borrower, any Originator, the Performance Guarantor or the Servicer shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document, and such failure shall continue unremedied for two (2) Business Days or (iii) QINC shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrative Agent shall have been appointed;

(b) any representation or warranty made or deemed made by the Borrower, any Originator, the Performance Guarantor or the Servicer (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by the Borrower, any Originator, the Performance Guarantor or the Servicer pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; provided, however, that such breach shall not constitute an Event of Default pursuant to this clause (b) if such breach, solely to the extent capable of cure, is cured within fifteen (15) days following the earlier of knowledge or notice thereof by any Quintiles Party;

(c) the Borrower or the Servicer shall fail to deliver an Information Package or Bi-Weekly Report required pursuant to this Agreement, and such failure shall remain unremedied for two (2) Business Days;

(d) this Agreement or any security interest granted pursuant to this Agreement or any other Transaction Document shall for any reason cease to create, or for any reason cease to be, a valid and enforceable first priority perfected security interest in favor of the Administrative Agent with respect to the Collateral, free and clear of any Adverse Claim other than Permitted Adverse Claims;

(e) the Borrower, any Originator, the Performance Guarantor or the Servicer shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any

Insolvency Proceeding shall be instituted by or against the Borrower, any Originator, the Performance Guarantor or the Servicer and, in the case of any such proceeding instituted against such Person (but not instituted by such Person), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower, any Originator, the Performance Guarantor or the Servicer shall take any corporate or organizational action to authorize any of the actions set forth above in this paragraph;

(f) (i) the average for three consecutive Fiscal Months of: (A) the Default Ratio shall exceed 2.0%, (B) the Delinquency Ratio shall exceed 4.0% or (C) the Dilution Ratio shall exceed 10.0% or (ii) the Days’ Sales Outstanding shall exceed 60 days;

(g) a Change in Control shall occur;

(h) a Borrowing Base Deficit shall occur, and shall not have been cured within five (5) Business Days;

(i) (i) the Borrower shall fail to pay any principal of or premium or interest on any of its Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); (ii) any Originator, the Performance Guarantor or the Servicer, or any of their respective Subsidiaries, individually or in the aggregate, shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount in excess of $50,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period (not to exceed 30 days), if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); (iii) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt (as referred to in clause (i) or (ii) of this paragraph and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument (whether or not such failure shall have been waived under the related agreement), if the effect of such event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt (as referred to in clause (i) or (ii) of this paragraph) or to terminate the commitment of all of lenders thereunder, or (iv) any such Debt (as referred to in clause (i) or (ii) of this paragraph) shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made or the commitment of each of the lenders thereunder terminated, in each case before the stated maturity thereof;

(j) the Performance Guarantor shall fail to perform any of its obligations under the Performance Guaranty;

(k) the Borrower shall fail (x) at any time (other than for ten (10) Business Days following notice of the death or resignation of any Independent Director) to have an Independent Director who satisfies each requirement and qualification specified in Section 8.03(c) of this Agreement for Independent Directors, on the Borrower’s board of directors or (y) to timely notify the Administrative Agent of any replacement or appointment of any director that is to serve as an Independent Director on the Borrower’s board of directors as required pursuant to Section 8.03(c) of this Agreement;

(l) [reserved];

(m) either (i) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower, any Originator, the Servicer or Quintiles or (ii) the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower, the Servicer, any Originator or Quintiles, and with respect to either clause (i) or (ii), such filing either individually or in the aggregate (A) is with respect to liens in an aggregate amount in excess of $10,000,000 (or solely with respect to the Borrower, $12,500) or (B) could reasonably be expected to result in a Material Adverse Effect;

(n) (i) the occurrence of a Reportable Event; (ii) the adoption of an amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code; (iii) the existence with respect to any Multiemployer Plan of an “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived; (iv) the failure to satisfy the minimum funding standard under Section 412 of the Code with respect to any Pension Plan (v) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Multiemployer Plan; (vi) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or any plan administrator of any notice relating to the intention to terminate any Pension Plan or Multiemployer Plan or to appoint a trustee to administer any Pension Plan or Multiemployer Plan; (vii) the receipt by the Borrower or any of its ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (viii) the occurrence of a prohibited transaction with respect to the Borrower or any of its ERISA Affiliates (pursuant to Section 4975 of the Code); (ix) the occurrence or existence of any other similar event or condition with respect to a Pension Plan or a Multiemployer Plan, with respect to each of clause (i) through (ix), either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(o) a Material Adverse Effect shall occur with respect to the Borrower, any Originator, the Performance Guarantor or the Servicer at any time following September 30, 2014;

(p) a Termination Event shall occur under the Purchase and Sale Agreement;

(q) the Borrower shall be required to register as an “investment company” within the meaning of the Investment Company Act;

(r) any material provision of this Agreement, the Purchase and Sale Agreement, any Lock-Box Agreement, the Performance Guaranty or the Fee Letter shall cease to be in full force and effect or any of the Borrower, any Originator, the Performance Guarantor or the Servicer (or any of their respective Affiliates) shall so state in writing; or

(s) the Total Leverage Ratio shall be less than the applicable amount set forth in Section 7.10 of the Credit Agreement, either (i) as of the last day of any Test Period for which any loan or letter of credit remains outstanding under the Credit Agreement or (ii) as of the date of any borrowing or letter of credit issuance under the Credit Agreement. For purposes of this clause (s), the terms “Total Leverage Ratio” and “Test Period” shall have the respective meaning assigned to such terms in the Credit Agreement, including all defined terms used within such terms which defined terms and definitions thereof are incorporated by reference herein; provided, however, that in the event the Credit Agreement is terminated or such defined terms are no longer used in the Credit Agreement, the respective meaning assigned to such terms immediately preceding such termination or non-usage shall be used for purposes of this clause (s). If, after the date hereof, the Total Leverage Ratio maintenance covenant set forth in Section 7.10 of the Credit Agreement (or any of the defined terms used in connection with such covenant (including the terms “Total Leverage Ratio” and “Test Period”)) is amended, modified or waived, then the test set forth in this clause (s) or the defined terms used therein, as applicable, shall, for all purposes of this Agreement, automatically and without further action on the part of any Person, be deemed to be also so amended, modified or waived, if at the time of such amendment, modification or waiver, (i) each Lender and the Administrative Agent is a party to the Credit Agreement and (ii) such amendment, modification or waiver is consummated in accordance with the terms of the Credit Agreement; or

(t) one or more judgments or decrees shall be entered against the Borrower, any Originator, the Performance Guarantor or the Servicer, or any Affiliate of any of the foregoing involving in the aggregate a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of sixty (60) consecutive days, and the aggregate amount of all such judgments equals or exceeds $50,000,000 (or solely with respect to the Borrower, $12,500);

then, and in any such event, the Administrative Agent may (or, at the direction of the Majority Lenders shall) by notice to the Borrower (x) declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred), (y) declare the Final Maturity Date to have occurred (in which case the Final Maturity Date shall be deemed to have occurred) and (z) declare the Aggregate Capital and all other Borrower Obligations to be immediately due and payable (in which case the Aggregate Capital and all other Borrower Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in subsection (e) of this Section 10.01 with respect to the Borrower, the Termination Date shall occur and the Aggregate Capital and all other Borrower Obligations shall be immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative. Any proceeds from liquidation of the Collateral shall be applied in the order of priority set forth in Section 4.01.

ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.01. Authorization and Action. Each Credit Party hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Borrower or any Affiliate thereof or any Credit Party except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.

SECTION 11.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement (including, without limitation, the Administrative Agent’s servicing, administering or collecting Pool Receivables in the event it replaces the Servicer in such capacity pursuant to Section 9.01), in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for any Credit Party or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Credit Party (whether written or oral) and shall not be responsible to any Credit Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Credit Party or to inspect the property (including the books and records) of any Credit Party; (d) shall not be responsible to any Credit Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 11.03. Administrative Agent and Affiliates. With respect to any Credit Extension or interests therein owned by any Credit Party that is also the Administrative Agent, such Credit Party shall have the same rights and powers under this Agreement as any other Credit Party and may exercise the same as though it were not the Administrative Agent. The

Administrative Agent and any of its Affiliates may generally engage in any kind of business with the Borrower or any Affiliate thereof and any Person who may do business with or own securities of the Borrower or any Affiliate thereof, all as if the Administrative Agent were not the Administrative Agent hereunder and without any duty to account therefor to any other Secured Party.

SECTION 11.04. Indemnification of Administrative Agent. Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or any Affiliate thereof), ratably according to the respective Percentage of such Lender, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.

SECTION 11.05. Delegation of Duties. The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 11.06. Action or Inaction by Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Majority Lenders and assurance of its indemnification by the Lenders, as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Majority Lenders, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Credit Parties. The Credit Parties and the Administrative Agent agree that unless any action to be taken by the Administrative Agent under a Transaction Document (i) specifically requires the advice or concurrence of the Majority Lenders or (ii) may be taken by the Administrative Agent alone or without any advice or concurrence of a Lender, then the Administrative Agent may take action based upon the advice or concurrence of the Majority Lenders.

SECTION 11.07. Notice of Events of Default; Action by Administrative Agent. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Default or Event of Default unless the Administrative Agent has received notice from any Credit Party or the Borrower stating that an Unmatured Event of Default or Event of Default has occurred hereunder and describing such Unmatured Event of Default or Event of Default. If the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Credit Party. The Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, concerning an Unmatured Event of Default or Event of Default or any other matter hereunder as the Administrative Agent deems advisable and in the best interests of the Secured Parties.

SECTION 11.08. Non-Reliance on Administrative Agent and Other Parties. Each Credit Party expressly acknowledges that neither the Administrative Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Credit Party represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower, each Originator, the Performance Guarantor or the Servicer and the Pool Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Credit Party, the Administrative Agent shall not have any duty or responsibility to provide any Credit Party with any information concerning the Borrower, any Originator, the Performance Guarantor or the Servicer that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

SECTION 11.09. Successor Administrative Agent.

(a) The Administrative Agent may, upon at least thirty (30) days’ notice to the Borrower, the Servicer and each Credit Party, resign as Administrative Agent. Except as provided below, such resignation shall not become effective until a successor Administrative Agent is appointed by the Majority Lenders as a successor Administrative Agent and has accepted such appointment. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, within thirty (30) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent as successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders within sixty (60) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Administrative Agent.

(b) Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article XI and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

ARTICLE XII

[RESERVED]

ARTICLE XIII

INDEMNIFICATION

SECTION 13.01. Indemnities by the Borrower.

(a) Without limiting any other rights that the Administrative Agent, the Credit Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Borrower Indemnified Party”) may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify each Borrower Indemnified Party from and against any and all claims, losses and liabilities (including reasonable Attorney Costs) (all of the foregoing being collectively referred to as “Borrower Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Credit Extensions or the security interest in respect of any Pool Receivable or any other Collateral; excluding, however, (a) Borrower Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Borrower Indemnified Amounts resulted from the gross negligence or willful misconduct by the Borrower Indemnified Party seeking indemnification and (b) Taxes that are covered by Section 5.03. Without limiting or being limited by the foregoing, the Borrower shall pay on demand (it being understood that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 4.01), to each Borrower Indemnified Party any and all amounts necessary to indemnify such Borrower Indemnified Party from and against any and all Borrower Indemnified Amounts relating to or resulting from any of the following (but excluding Borrower Indemnified Amounts and Taxes described in clauses (a) and (b) above):

(i) any Pool Receivable which the Borrower or the Servicer includes as an Eligible Receivable as part of the Net Receivables Pool Balance but which is not an Eligible Receivable at such time;

(ii) any representation, warranty or statement made or deemed made by the Borrower (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, Bi-Weekly Report or any other information or report delivered by or on behalf of the Borrower pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(iii) the failure by the Borrower to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iv) the failure to vest in the Administrative Agent a first priority perfected security interest in all or any portion of the Collateral, in each case free and clear of any Adverse Claim;

(v) the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable and the other Collateral and Collections in respect thereof, whether at the time of any Credit Extension or at any subsequent time;

(vi) any dispute, claim or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from or relating to collection activities with respect to such Pool Receivable;

(vii) any failure of the Borrower to perform any its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;

(viii) any products liability, environmental or other claim arising out of or in connection with any Pool Receivable or other merchandise, goods or services which are the subject of or related to any Pool Receivable;

(ix) the commingling of Collections of Pool Receivables at any time with other funds;

(x) any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of proceeds of any Credit Extensions or in respect of any Pool Receivable or other Collateral or any related Contract;

(xi) any failure of the Borrower to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(xii) any setoff with respect to any Pool Receivable;

(xiii) any claim brought by any Person other than a Borrower Indemnified Party arising from any activity by the Borrower or any Affiliate of the Borrower in servicing, administering or collecting any Pool Receivable;

(xiv) the failure by the Borrower to pay when due any taxes, including, without limitation, sales, excise or personal property taxes;

(xv) any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Agreement or any amounts payable by the Administrative Agent to a Lock-Box Bank under any Lock-Box Agreement;

(xvi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable

(including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(xvii) any action taken by the Administrative Agent as attorney-in-fact for the Borrower, any Originator or the Servicer pursuant to this Agreement or any other Transaction Document;

(xviii) the use of proceeds of any Credit Extension; or

(xix) any reduction in Capital as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.

(b) Notwithstanding anything to the contrary in this Agreement, solely for purposes of the Borrower’s indemnification obligations in clauses (ii), (iii), (vii) and (xi) of this Article XIII, any representation, warranty or covenant qualified by the occurrence or non-occurrence of a material adverse effect or similar concepts of materiality shall be deemed to be not so qualified.

(c) If for any reason the foregoing indemnification is unavailable to any Borrower Indemnified Party or insufficient to hold it harmless, then the Borrower shall contribute to such Borrower Indemnified Party the amount paid or payable by such Borrower Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Borrower and its Affiliates on the one hand and such Borrower Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Borrower and its Affiliates and such Borrower Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Borrower under this Section shall be in addition to any liability which the Borrower may otherwise have, shall extend upon the same terms and conditions to each Borrower Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower and the Borrower Indemnified Parties.

(d) Any indemnification or contribution under this Section shall survive the termination of this Agreement.

SECTION 13.02. Indemnification by the Servicer.

(a) The Servicer hereby agrees to indemnify and hold harmless the Borrower, the Administrative Agent, the Credit Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Servicer Indemnified Party”), from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of activities of the Servicer pursuant to this Agreement or any other Transaction Document, including any judgment, award, settlement, reasonable Attorney Costs and other reasonable costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (all of the foregoing being collectively referred to as, “Servicer Indemnified Amounts”); excluding (i) Servicer Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Servicer Indemnified Amounts resulted from the gross negligence or willful misconduct by the Servicer Indemnified Party seeking indemnification, (ii) Taxes that are covered by Section 5.03, and (iii) Servicer Indemnified Amounts to the extent the same includes losses in respect of Pool Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor. Without limiting or being limited by the foregoing, the Servicer shall pay on demand, to each Servicer Indemnified Party any and all amounts necessary to indemnify such Servicer Indemnified Party from and against any and all Servicer Indemnified Amounts relating to or resulting from any of the following (but excluding Servicer Indemnified Amounts described in clauses (i), (ii) and (iii) above):

(i) any representation, warranty or statement made or deemed made by the Servicer (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, Bi-Weekly Report or any other information or report delivered by or on behalf of the Servicer pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(ii) the failure by the Servicer to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iii) the commingling of Collections of Pool Receivables at any time with other funds; or

(iv) any failure of the Servicer to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document.

(b) If for any reason the foregoing indemnification is unavailable to any Servicer Indemnified Party or insufficient to hold it harmless, then the Servicer shall contribute to the amount paid or payable by such Servicer Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Servicer and its Affiliates on the one hand and such Servicer Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Servicer and its Affiliates and such Servicer Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Servicer under this Section shall be in addition to any liability which the Servicer may otherwise have, shall extend upon the same terms and conditions to Servicer Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Servicer and the Servicer Indemnified Parties.

(c) Any indemnification or contribution under this Section shall survive the termination of this Agreement.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.01. Amendments, Etc.

(a) No failure on the part of any Credit Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Borrower or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent and the Majority Lenders (and, in the case of any amendment, also signed by the Borrower), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Credit Party:

(i) change (directly or indirectly) the definitions of, Borrowing Base Deficit, Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Facility Limit, Final Maturity Date, Net Receivables Pool Balance or Total Reserves contained in this Agreement, or increase the then existing Concentration Percentage for any Obligor or change the calculation of the Borrowing Base;

(ii) reduce the amount of Capital or Interest that is payable on account of any Credit Extension or delay any scheduled date for payment thereof;

(iii) change any Event of Default;

(iv) change any of the provisions of this Section 14.01 or the definition of “Majority Lenders”; or

(v) change the order of priority in which Collections are applied pursuant to Section 4.01.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Lender’s Commitment hereunder without the consent of such Lender and (B) no amendment, waiver or consent shall reduce any Fees payable by the Borrower to any Credit Party or delay the dates on which any such Fees are payable, in either case, without the consent of such Credit Party.

SECTION 14.02. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and faxed or delivered, to each party hereto, at its address set forth under its name on Schedule III hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

SECTION 14.03. Assignability; Addition of Lenders.

(a) Assignment by Lenders. Each Lender may assign to any Eligible Assignee or to any other Lender all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and any Loan or interests therein owned by it); provided, however that

(i) except for an assignment by a Lender to either an Affiliate of such Lender or any other Lender, each such assignment shall require the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Default or an Unmatured Event of Default has occurred and is continuing);

(ii) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(iii) the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $5,000,000 and (y) all of the assigning Lender’s Commitment; and

(iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement.

Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement, and to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder and (y) the assigning Lender shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) Register. The Administrative Agent shall, acting solely for this purpose as an agent of the Borrower, maintain at its address referred to on Schedule III of this Agreement (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, the Commitment of each Lender and the aggregate outstanding Capital (and stated interest) of the Loans of each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Servicer, the Administrative Agent, and the other Credit Parties may treat each Person whose name is recorded in the Register as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Procedure. Upon its receipt of an Assignment and Acceptance Agreement executed and delivered by an assigning Lender and an Eligible Assignee or assignee Lender, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been duly completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the Servicer.

(d) Participations. Each Lender may sell participations to one or more Eligible Assignees (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the interests in the Loans owned by it); provided, however, that

(i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, and

(ii) such Lender shall remain solely responsible to the other parties to this Agreement for the performance of such obligations.

The Administrative Agent, the Lenders, the Borrower and the Servicer shall have the right to continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Assignments by Administrative Agent. This Agreement and the rights and obligations of the Administrative Agent herein shall be assignable by the Administrative Agent and its successors and assigns; provided that in the case of an assignment to a Person that is neither an Affiliate of the Administrative Agent nor a Lender hereunder, so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, such assignment shall require the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed).

(g) Assignments by the Borrower or the Servicer. Neither the Borrower nor, except as provided in Section 9.01, the Servicer may assign any of its respective rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and each Lender (such consent to be provided or withheld in the sole discretion of such Person).

(h) Addition of New Lenders. The Borrower may, with the prior written consent of the Administrative Agent, add additional Persons as Lenders. Each new Lender shall become a party hereto, by executing and delivering to the Administrative Agent and the Borrower, an assumption agreement (each, an “Assumption Agreement”) in the form of Exhibit C hereto.

(i) Pledge to a Federal Reserve Bank. Notwithstanding anything to the contrary set forth herein, (i) any Credit Party or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Interest) and any other Transaction Document to secure its obligations to a Federal Reserve Bank, without notice to or the consent of the Borrower, the Servicer, any Affiliate thereof or any Credit Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.

SECTION 14.04. Costs and Expenses. In addition to the rights of indemnification granted under Section 13.01 hereof, the Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including, without limitation, (i) the reasonable Attorney Costs for the Administrative Agent and the other Credit Parties and any of their respective Affiliates with respect thereto and with respect to advising the Administrative Agent and the other Credit Parties and their respective Affiliates as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable accountants’, auditors’ and consultants’ fees and expenses for the Administrative Agent and the other Credit Parties and any of their respective Affiliates incurred in connection with the administration and maintenance of this Agreement or advising the Administrative Agent or any other Credit Party as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document. In addition, the Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses (including reasonable Attorney Costs), of the Administrative Agent and the other Credit Parties and their respective Affiliates, incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents.

SECTION 14.05. No Proceedings. The Servicer hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Borrower any Insolvency Proceeding until one year and one day after the Final Payout Date.

SECTION 14.06. Confidentiality.

(a) Each of the Borrower and the Servicer covenants and agrees to hold in confidence, and not disclose to any Person, either (i) the terms of this Agreement, the Fee Letter or any other Transaction Document (including the identity of the Administrative Agent or any other Credit Party) or (ii) any fees, interest, costs or expenses paid or payable in connection with this Agreement, the Fee Letter or any other Transaction Document, except as the Administrative Agent and each Lender may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Borrower, the Servicer or their Advisors and Representatives, (iii) to the Administrative Agent or Lenders under (and as defined in) the Credit Agreement; provided, that, such disclosure shall not include either the terms of the Fee Letter or any fees, interest, costs or expenses paid or payable in connection with the Fee Letter or (iv) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (iv) above, the Borrower and the Servicer will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Administrative Agent and the affected Credit Party of its intention to make any such disclosure prior to making such disclosure. Each of the Borrower and the Servicer agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section. Notwithstanding the foregoing, it is expressly agreed that each of the Borrower, the Servicer and their respective Affiliates may publish a press release or otherwise publicly announce the existence and principal amount of the Commitments under this Agreement and the transactions contemplated hereby for the purposes of compliance with applicable U.S. securities laws; provided that such press release or public announcement shall not disclose either the terms of the Fee Letter or any fees, costs or expenses paid or payable in connection with the Fee Letter (though the Borrower, the Servicer and their respective Affiliates may disclose the aggregate fees and expenses paid or payable in connection with this Agreement and the transactions contemplated hereby in the ordinary course to meet their ongoing financial reporting obligations). Notwithstanding the foregoing, the Borrower consents to the publication by the Administrative Agent or any other Credit Party of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.

(b) Each of the Administrative Agent and each other Credit Party, severally and with respect to itself only, agrees to hold in confidence, and not disclose to any Person, any confidential and proprietary information concerning the Borrower, the Servicer and their respective Affiliates and their businesses or the terms of this Agreement (including any fees payable in connection with this Agreement or the other Transaction Documents), except as the Borrower or the Servicer may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives,

(ii) to its assignees and Participants and potential assignees and Participants and their respective counsel if they agree in writing to hold it confidential, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through it or its Representatives or Advisors, (iv) at the request of a bank examiner or other regulatory authority or in connection with an examination of any of the Administrative Agent or any Lender or their respective Affiliates or (v) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (v) above, the Administrative Agent and each Lender will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Borrower and the Servicer of its making any such disclosure as promptly as reasonably practicable thereafter. Each of the Administrative Agent and each Lender, severally and with respect to itself only, agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section.

(c) As used in this Section, (i) “Advisors” means, with respect to any Person, such Person’s accountants, attorneys and other confidential advisors and (ii) “Representatives” means, with respect to any Person, such Person’s Affiliates, Subsidiaries, directors, managers, officers, employees, members, investors, financing sources, insurers, professional advisors, representatives and agents; provided that such Persons shall not be deemed to be Representatives of a Person unless (and solely to the extent that) confidential information is furnished to such Person.

SECTION 14.07. GOVERNING LAW. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY LENDER IN THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 14.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

SECTION 14.09. Integration; Binding Effect; Survival of Termination. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 5.01, 5.02, 5.03, 11.04, 11.06, 13.01, 13.02, 14.04, 14.05, 14.06, 14.09, 14.10, and 14.12 shall survive any termination of this Agreement.

SECTION 14.10. CONSENT TO JURISDICTION. (a) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO (I) WITH RESPECT TO THE BORROWER AND THE SERVICER, THE EXCLUSIVE JURISDICTION, AND (II) WITH RESPECT TO EACH OF THE OTHER PARTIES HERETO, THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY THE BORROWER, THE SERVICER OR ANY AFFILIATE THEREOF, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY OTHER PARTY TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION 14.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH OF THE BORROWER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) EACH OF THE BORROWER AND THE SERVICER CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SECTION 14.02. NOTHING IN THIS SECTION 14.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 14.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

SECTION 14.12. Ratable Payments. If any Credit Party, whether by setoff or otherwise, has payment made to it with respect to any Borrower Obligations in a greater proportion than that received by any other Credit Party entitled to receive a ratable share of such Borrower Obligations, such Credit Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Borrower Obligations held by the other Credit Parties so that after such purchase each Credit Party will hold its ratable proportion of such Borrower Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Credit Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

SECTION 14.13. Limitation of Liability.

(a) No claim may be made by the Borrower or any Affiliate thereof or any other Person against any Credit Party or their respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each of the Borrower and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. None of the Credit Parties and their respective Affiliates shall have any liability to the Borrower or any Affiliate thereof or any other Person asserting claims on behalf of or in right of the Borrower or any Affiliate thereof in connection with or as a result of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrower or any Affiliate thereof result from the breach of contract, gross negligence or willful misconduct of such Credit Party in performing its duties and obligations hereunder and under the other Transaction Documents to which it is a party.

(b) The obligations of the Administrative Agent and each of the other Credit Parties under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, director, officer, employee or incorporator of any such Person.

SECTION 14.14. Intent of the Parties. The Borrower has structured this Agreement with the intention that the Loans and the obligations of the Borrower hereunder will be treated under United States federal, and applicable state, local and foreign tax law as debt (the “Intended Tax Treatment”). The Borrower, the Servicer, the Administrative Agent and the other Credit Parties agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by law. Each assignee and each Participant acquiring an interest in a Credit Extension, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.

SECTION 14.15. USA Patriot Act. Each of the Administrative Agent and each of the other Credit Parties hereby notifies the Borrower and the Servicer that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Administrative Agent and the other Credit Parties may be required to obtain, verify and record information that identifies the Borrower, the Originators, the Servicer and the Performance Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower, the Originators, the

Servicer and the Performance Guarantor that will allow the Administrative Agent and the other Credit Parties to identify the Borrower, the Originators, the Servicer and the Performance Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each of the Borrower and the Servicer agrees to provide the Administrative Agent and each other Credit Parties, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

SECTION 14.16. Right of Setoff. Each Credit Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Default, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Credit Party (including by any branches or agencies of such Credit Party) to, or for the account of, the Borrower or the Servicer against amounts owing by the Borrower or the Servicer hereunder (even if contingent or unmatured); provided that such Credit Party shall notify the Borrower or the Servicer, as applicable, promptly following such setoff.

SECTION 14.17. Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 14.18. Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

SECTION 14.19. Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

QUINTILES FUNDING LLC

By:	/s/ Kevin K. Gordon
Name:	Kevin K. Gordon
Title:	President

QUINTILES, INC., as the Servicer

By:	/s/ James H. Erlinger III
Name:	James H. Erlinger III
Title:	Vice President

S-1	Receivables Financing Agreement

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Mark Falcione
Name:	Mark Falcione
Title:	Executive Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Mark Falcione
Name:	Mark Falcione
Title:	Executive Vice President

S-2	Receivables Financing Agreement

EXHIBIT A

Form of Revolving Loan Request

[Letterhead of Borrower]

[Date]

[Administrative Agent]

Re:     [Revolving Loan Request]

Ladies and Gentlemen:

Reference is hereby made to that certain Receivables Financing Agreement, dated as of December 5, 2014 among Quintiles Funding LLC (the “Borrower”), Quintiles, Inc., as Servicer (the “Servicer”), the Lenders party thereto, and PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this Revolving Loan Request and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

This letter constitutes a Revolving Loan Request pursuant to Section 2.03(a) of the Agreement. The Borrower hereby request a Revolving Loan in the amount of [$            ] to be made on [                    , 20    ] (of which $[            ] will be funded by PNC and $[            ] will be funded by [            ]). The proceeds of such Revolving Loan should be deposited to [Account number], at [Name, Address and ABA Number of Bank]. After giving effect to such Revolving Loan, the Aggregate Capital will be [$            ] and the Aggregate Revolving Capital will be [$            ].

The Borrower hereby represents and warrants as of the date hereof, and after giving effect to such Revolving Loan, as follows:

(i) the representations and warranties of the Borrower and the Servicer contained in Sections 7.01 and 7.02 of the Agreement are true and correct in all material respects on and as of the date of such Revolving Loan as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii) no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Revolving Loan;

(iii) no Borrowing Base Deficit exists or would exist after giving effect to such Revolving Loan;

Exhibit A-1

(iv) the Aggregate Revolving Capital will not exceed the Revolving Sublimit;

(v) the Aggregate Capital will not exceed the Facility Limit; and

(vi) the Termination Date has not occurred.

Exhibit A-2

IN WITNESS WHEREOF, the undersigned has executed this letter by its duly authorized officer as of the date first above written.

Very truly yours,

QUINTILES FUNDING LLC

By:
Name:
Title:

Exhibit A-3

EXHIBIT B

Form of Assignment and Acceptance Agreement

Dated as of                     , 20

Section 1.

Commitment assigned:	$[ ]
Assignor’s remaining Commitment:	$[ ]
Capital allocable to Commitment assigned:	$[ ]
Assignor’s remaining Capital:	$[ ]
Interest (if any) allocable to Capital assigned:	$[ ]
Interest (if any) allocable to Assignor’s remaining Capital:	$[ ]

Section 2.

Effective Date of this Assignment and Acceptance Agreement: [                    ]

Upon execution and delivery of this Assignment and Acceptance Agreement by the assignee and the assignor and the satisfaction of the other conditions to assignment specified in Section 14.03(b) of the Agreement (as defined below), from and after the effective date specified above, the assignee shall become a party to, and, to the extent of the rights and obligations thereunder being assigned to it pursuant to this Assignment and Acceptance Agreement, shall have the rights and obligations of a Lender under that certain Receivables Financing Agreement, dated as of December 5, 2014 among Quintiles Funding LLC, Quintiles, Inc., as Servicer, the Lenders party thereto and PNC Bank, National Association, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Agreement”).

(Signature Pages Follow)

Exhibit B-1

ASSIGNOR:	[ ]

By:
Name:
Title

ASSIGNEE:	[ ]

By:
Name:
Title:

[Address]

Accepted as of date first above

written:

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

QUINTILES FUNDING LLC, as Borrower

By:
Name:
Title:

Exhibit B-2

EXHIBIT C

Form of Assumption Agreement

THIS ASSUMPTION AGREEMENT (this “Agreement”), dated as of [                    ,     ], is between QUINTILES FUNDING LLC (the “Borrower”) and [                    ], as lender (the “Lender”).

BACKGROUND

The Borrower and various others are parties to a certain Receivables Financing Agreement, dated as of December 5, 2014 (as amended through the date hereof and as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Receivables Financing Agreement”). Capitalized terms used and not otherwise defined herein have the respective meaning assigned to such terms in the Receivables Financing Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. This letter constitutes an Assumption Agreement pursuant to Section 14.03(h) of the Receivables Financing Agreement. The Borrower desires the Lender to [become a party to] [increase its existing Commitment under] the Receivables Financing Agreement, and upon the terms and subject to the conditions set forth in the Receivables Financing Agreement, the [[                    ] Lenders] agree[s] to [become Lenders thereunder] [increase its Commitment to the amount set forth as its “Commitment” under the signature of such [                    ] Lender hereto].

The Borrower hereby represents and warrants to the [                    ] Lenders and the [                    ] Administrative Agent as of the date hereof, as follows:

(i) the representations and warranties of the Borrower contained in Section 7.01 of the Receivables Financing Agreement are true and correct on and as of such date as though made on and as of such date;

(ii) no Event of Default or Unmatured Event of Default has occurred and is continuing, or would result from the assumption contemplated hereby; and

(iii) the Termination Date shall not have occurred.

SECTION 2. Upon execution and delivery of this Agreement by the Borrower and [                    ] (including the written consent of the Administrative Agent and the Majority Lender) and receipt by the Administrative Agent of counterparts of this Agreement (whether by facsimile or otherwise) executed by each of the parties hereto, [the [                    ] Lender shall become a party to, and have the rights and obligations of a Lender under, the Receivables Financing Agreement and a “Commitment” as shall be as set forth under the signature of each such Lender hereto].

SECTION 3. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING

Exhibit C-1

SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF. This Agreement may not be amended or supplemented except pursuant to a writing signed be each of the parties hereto and may not be waived except pursuant to a writing signed by the party to be charged. This Agreement may be executed in counterparts, and by the different parties on different counterparts, each of which shall constitute an original, but all together shall constitute one and the same agreement.

(Signature Pages Follow)

Exhibit C-2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

[ ], as a Lender

By:

Name Printed:

Title:

[Address]

Exhibit C-3

EXHIBIT D

[RESERVED]

Exhibit D-1

EXHIBIT E

Credit and Collection Policy

(Attached)

Exhibit E-1

EXHIBIT F

Form of Information Package

(Attached)

Exhibit F

EXHIBIT G

Form of Compliance Certificate

To: PNC Bank, National Association, as Administrative Agent

This Compliance Certificate is furnished pursuant to that certain Receivables Financing Agreement, dated as of December 5, 2014 among Quintiles Funding LLC (the “Borrower”), Quintiles, Inc., as Servicer (the “Servicer”), the Lenders party thereto and PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                     of the Servicer.

2. I have reviewed the terms of the Agreement and each of the other Transaction Documents and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of the Borrower during the accounting period covered by the attached financial statements.

3. The examinations described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or an Unmatured Event of Default, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth in paragraph 5 below].

4. Schedule I attached hereto sets forth financial statements of the Parent and its Subsidiaries for the period referenced on such Schedule I.

[5. Described below are the exceptions, if any, to paragraph 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event:]

Exhibit G-1

The foregoing certifications are made and delivered this             day of                     , 20    .

QUINTILES, INC.

By:
Name:
Title:

Exhibit G-2

SCHEDULE I TO COMPLIANCE CERTIFICATE

A. Schedule of Compliance as of                     , 20     with Section(s)                     of the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

This schedule relates to the month ended:                     .

B. The following financial statements of the Parent and its Subsidiaries for the period ending on                     , 20    , are attached hereto:

Exhibit G-3

EXHIBIT H

Closing Memorandum

(Attached)

Exhibit H

EXHIBIT H

CLOSING MEMORANDUM

RECEIVABLES FINANCING AGREEMENT

among

QUINTILES FUNDING LLC,

as Borrower

QUINTILES, INC.,

as Servicer

PNC BANK, NATIONAL ASSOCIATION,

as a Lender

THE OTHER LENDERS FROM TIME TO TIME PARTY THERETO

and

PNC BANK, NATIONAL ASSOCIATION,

as Administrator

For December 5, 2014 Closing

Parties and Abbreviations:

Administrator	PNC
Borrower	Quintiles Funding LLC, a North Carolina limited liability company
Lender	PNC
Lock-box Bank	Wells
MB	Mayer Brown LLP, special counsel to Administrator
Originators	Quintiles, Inc., a North Carolina corporation, Quintiles Laboratories, LLC, a North Carolina limited liability company, Quintiles Commercial US, Inc., a Delaware Corporation.
Performance Guarantor	Quintiles Transnational Corp., a North Carolina Corporation
PNC	PNC Bank, National Association
Quintiles Parties	Each of the Servicer, the Originators, the Borrower and the Performance Guarantors
Servicer	Quintiles, Inc.
Smith Anderson	Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP, special counsel to the Quintiles Parties
Structuring Agent	PNC Capital Markets LLC

2

Document

A.	BASIC DOCUMENTS
1.	Receivables Financing Agreement

	Exhibit A	Form of Revolving Loan Request (incorporated)
	Exhibit B	Form of Assignment and Acceptance Agreement (incorporated)
	Exhibit C	Form of Assumption Agreement (incorporated)
	Exhibit D	[Reserved]
	Exhibit E	Credit and Collection Policy
	Exhibit F	Form of Information Package
	Exhibit G	Form of Compliance Certificate (incorporated)
	Exhibit H	Closing Memorandum
	Exhibit I	Form of Bi-Weekly Report
	Exhibit J	Form of Term Loan Repayment Notice (incorporated)
	Schedule I	Commitments (incorporated)
	Schedule II	Lock-Boxes, Lock-Box Accounts and Lock-Box Banks (incorporated)
	Schedule III	Notice Addresses (incorporated)
	Schedule IV	Term Loan Account
	Schedule V	Chattel Paper Location
	Schedule VI	Eligible Foreign Currency

2.	Purchase and Sale Agreement (“PSA”)

	Schedule I	List and Location of Each Originator (incorporated)
	Schedule II	Location of Books and Records of Originators (incorporated)
	Schedule III	Trade Names (incorporated)
	Schedule IV	Notice Addresses (incorporated)
	Schedule V	Chattel Paper Locations
	Exhibit A	Form of Purchase Report (incorporated)
	Exhibit B	Form of Subordinated Note (incorporated)
	Exhibit C	Form of Joinder Agreement (incorporated)

3.	Fee Letter

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4.	Deposit Account Control Agreement (note: collection accounts will be assigned to the Borrower on the books and records of the Lock-box Bank) – Wells

5.	Subordinated Note(s) issued by the Borrower under the PSA to each Originator

6.	Performance Guaranty covering obligations of the Originators and the Servicer

B.	UNIFORM COMMERCIAL CODE FILING DOCUMENTATION

7.	UCC, tax, Bankruptcy and judgment lien searches against the Borrower in the State of Delaware

8.	UCC, tax, ERISA, Bankruptcy and judgment lien searches against each Originator in the State in which such Originator is organized or incorporated (as well as tax, ERISA Bankruptcy and judgment searches at each Originator’s chief executive office)

9.	UCC-1 Financing Statements naming each Originator as debtor/seller, Borrower as buyer/assignor, and the Administrator as secured party/assignee, for filing in the relevant jurisdiction of each Originator

10.	UCC-1 Financing Statement naming Borrower as debtor/seller and the Administrator as secured party/assignee, for filing with the Secretary of State of the State of Delaware (all assets filing)

11.	UCC-3 releases or assignments, if necessary, releasing and/or terminating all security interests or liens of any person in the Receivables or Related Security previously granted by any Originator

•    UCC-3 Amendments releasing Receivables and Related Security from all-asset liens in favor of JP Morgan for: Quintiles Commercial US, Inc. #2191875, DE; Quintiles Laboratories, LLC #20110049902K, NC; Quintiles, Inc. #20110049895M, NC.

C.	LEGAL OPINIONS

12.	Opinion of New York counsel to the Quintiles Parties re: enforceability, no-conflicts with New York law and creation of security interest

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13.	Opinion of counsel to the Quintiles Parties1 re: general corporate matters, enforceability, no-conflicts with organizational documents, material agreements and New York and Federal law and, with respect to Borrower, ’40 Act matters, UCC security interest, perfection and priority matters

14.	Opinion of counsel to the Quintiles Parties re: true sale and substantive consolidation matters

15.	Back-Up Officers’ Certificates as applicable to support the foregoing opinions

D.	DOCUMENTATION AS TO AUTHORITY, INCUMBENCY AND OTHER MATTERS WITH RESPECT TO SERVICER, BORROWER, PERFORMANCE GUARANTOR AND EACH ORIGINATOR

16.	Officer’s Certificate of Servicer a. Authorizing Resolutions b. Articles of Incorporation c. By-laws d. Incumbency and signatures

17.	Officer’s Certificate of Performance Guarantor a. Authorizing Resolutions b. Articles of Incorporation c. By-laws d. Incumbency and signatures

18.	Officer’s Certificate of each Originator a. Authorizing Resolutions b. Certificate of Formation / Incorporation c. Limited Liability Company Agreement / By-laws d. Incumbency and signatures

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19.	Officer’s Certificate of Borrower a. Authorizing Resolutions b. Certificate of Formation c. Limited Liability Company Agreement d. Incumbency and signatures

20.	Good Standing Certificate of Servicer from the State of North Carolina

21.	Good Standing Certificate of Performance Guarantor from the State of North Carolina

22.	Good Standing Certificate of each Originator from its jurisdiction of organization

23.	Good Standing Certificate of Borrower from the State of Delaware

E.	MISCELLANEOUS

24.	Pro Forma Information Package

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EXHIBIT I

Form of Bi-Weekly Report

(Attached)

Exhibit I

EXHIBIT J

Form of Term Loan Repayment Notice

[Letterhead of Borrower]

[Date]

[Administrative Agent]

[Lenders]

Re:	[Term Loan Repayment Notice]

Ladies and Gentlemen:

Reference is hereby made to that certain Receivables Financing Agreement, dated as of December 5, 2014 among Quintiles Funding LLC (the “Borrower”), Quintiles, Inc., as Servicer (the “Servicer”), the Lenders party thereto, and PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this Term Loan Repayment Notice and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

This letter constitutes a Term Loan Repayment Notice pursuant to Section 2.03(f) of the Agreement. The Borrower hereby notifies the Administrative Agent and each Lender that the Borrower will be making a voluntary prepayment of Term Capital in the amount of [$            ] on [            , 20    ]1. After giving effect to such prepayment [and reduction in the Facility Limit] [and the increase the Revolving Sublimit], the Aggregate Capital will be [$            ], the Term Capital will be [$            ], the Revolving Capital will be [$            ], the Facility Limit will be [$            ] and the Revolving Sublimit will be [$            ].

The Borrower hereby represents and warrants as of the date hereof, and after giving effect to such prepayment [and increase in the Revolving Sublimit [and decrease in the Facility Limit]], as follows:

(i) the representations and warranties of the Borrower and the Servicer contained in Sections 7.01 and 7.02 of the Agreement are true and correct in all material respects on and as of the date of such prepayment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

[1]	Such date shall be no earlier than ten (10) Business Days following delivery of this Term Loan Repayment Notice

Exhibit J

(ii) no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such prepayment;

(iii) no Borrowing Base Deficit exists or would exist after giving effect to such prepayment;

(iv) the Aggregate Revolving Capital will not exceed the Revolving Sublimit;

(v) the Aggregate Capital will not exceed the Facility Limit;

(vi) the Term Capital is not less than 80.0% of the Facility Limit; and

(vii) the Termination Date has not occurred.

Exhibit J

IN WITNESS WHEREOF, the undersigned has executed this letter by its duly authorized officer as of the date first above written.

Very truly yours,

QUINTILES FUNDING LLC

By:
Name:
Title:

Exhibit J

SCHEDULE I

Commitments

Party	Capacity	Commitment
PNC	Lender	$300,000,000

Schedule I-1

SCHEDULE II

Lock-Boxes, Lock-Box Accounts and Lock-Box Banks

Lockbox: P.O. Box 601070, Charlotte, NC 28260-1070

Lockbox Account Name: Quintiles Funding LLC

Lockbox Account No.: XXXXXXXXXX739

Lockbox Bank: Wells Fargo Bank, NA

Schedule II-1

SCHEDULE III

Notice Addresses

(A) in the case of the Borrower, at the following address:

Quintiles Funding LLC

4820 Emperor Boulevard

Durham, North Carolina 27703

Attn: James H. Erlinger III

Fax: (919) 998-2512

Tele: 919-998-2000

Email: james.erlinger@quintiles.com

(B) in the case of the Servicer, at the following address:

Quintiles, Inc.

4820 Emperor Boulevard

Durham, North Carolina 27703

Attn: James H. Erlinger III

Fax: (919) 998-2512

Tele: 919-998-2000

Email: james.erlinger@quintiles.com

(C) in the case of the Administrative Agent, at the following address:

PNC Bank, National Association

Three PNC Plaza

225 Fifth Avenue

Pittsburgh, PA 15222

Telephone: (412) 768-3090

Facsimile: (412) 762-9184

Attention: Robyn Reeher

(D) in the case of any other Person, at the address for such Person specified in the other Transaction Documents; in each case, or at such other address as shall be designated by such Person in a written notice to the other parties to this Agreement.

Schedule III-1

SCHEDULE IV

Term Loan Account

Account Name: Quintiles Funding LLC

Account No.: XXXXXXXXXX739

Bank:    Wells Fargo Bank, NA

               P.O. Box 601070

               Charlotte, NC 28260-107

Schedule IV-1

SCHEDULE V

Chattel Paper Location

None.

Schedule V-1

SCHEDULE VI

Eligible Foreign Currency

South African Rand

Hong Kong Dollars

Singapore Dollars

Schedule VI-1